Exhibit 6.4

OFFICE LEASE AGREEMENT

POLLOCK GATEWAY II LLC, as Landlord

and

CALIBERCOS INC., as Tenant

Scottsdale Gateway II

Scottsdale, Arizona

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(continued)

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(continued)

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(continued)

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EXHIBIT “A”	Definitions	A-1

EXHIBIT “B”	Legal Description of the Land	B-1

EXHIBIT “C”	Space Plan	C-1

EXHIBIT “D”	Commencement Date Memorandum	D-1

EXHIBIT “E”	Building Rules	E-1

EXHIBIT “F”	Work Letter Agreement	F-1

EXHIBIT “G”	Placement of Exterior Signage	G-1

EXHIBIT “H”	Parking Map	H-1

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OFFICE LEASE AGREEMENT

This Office Lease Agreement is made and entered into as of the Effective Date by and between POLLOCK GATEWAY II LLC, a California limited liability company, as Landlord, and CALIBERCOS INC. a Delaware corporation, as Tenant.

DEFINITIONS

Capitalized terms used in this Lease have the meanings ascribed to them on the attached EXHIBIT “A”.

BASIC TERMS

The following Basic Terms are applied under and governed by the particular section(s) in this Lease pertaining to the following information:

1.	Building/Location:	8901 East Mountain View Road, Scottsdale, Arizona. The Building contains 107,885 rentable square feet.

2.	Premises/Area:	A portion of the first (1st) floor of the Building, containing approximately 18,316 rentable square feet (RSF) and commonly known as Suite 150. The Premises are depicted on EXHIBIT “C”. The Building contains 107,885 rentable square feet.

3.	Common Area/Load Factor:	Thirteen and one-half percent (13.5%).

4.	Commencement Date:	Same as the Effective Date

5.	Initial Lease Term:	Approximately ninety-one (91) calendar months, commencing on the Rent Commencement Date and expiring on the last day of the 91st full calendar month thereafter.

6.	Delivery Date:	Same as the Effective Date

7.	Rent Commencement Date:	July 23, 2018

8.	Early Access:	N/A

9.	Base Rent:	Period	Annual Base Rent Per Rentable Square Foot of the Premises* (Full Service Gross)

		Months 1-16:	$25.00 per RSF
		Months 17-29:	$25.50 per RSF
		Months 30-42:	$26.00 per RSF
		Months 43-55:	$26.50 per RSF
		Months 56-67:	$27.00 per RSF
		Months 68-79:	$27.50 per RSF
		Months 80-91:	$28.00 per RSF

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Provided that no Event of Default exists at the time of the abatement provided below, Tenant’s monthly installment of Base Rent (in full) shall be abated for the first (1st), second (2nd), third (3rd), sixteenth (16th), twenty-ninth (29th), forty-second (42nd), fifty-fifth (55th) full calendar months of the Term of this Lease (the “Abatement Period” and the Base Rent therein abated, the “Abated Base Rent”). The principal amount of the Abated Base Rent shall be amortized evenly over the Term. So long as no uncured Event of Default, occurs under this Lease that results in Landlord exercising its remedies under Section 16, below, then upon Landlord’s receipt of the final monthly installment of Rent, Tenant shall have no liability to Landlord for the repayment of any portion of the Abated Base Rent. In the event of an uncured Event of Default that results in Landlord exercising its remedies under Section 16, below, then in addition to all of Landlord’s other remedies available under Section 16, below, Tenant shall also become immediately liable to Landlord for the unamortized portion of the Abated Base Rent existing as of the date that Landlord first exercises its remedies under Section 16, below. Provided, however, that if Landlord elects to exercise its rights under Section 16 of this Lease to accelerate the entire amount of all Rent and other charges due from Tenant for the balance of the Term (in accordance with the terms of such Section), and Landlord obtains a judgment for, or is paid by Tenant, the entire amount of such accelerated sum, then such judgment for or payment of such accelerated sum shall preclude a separate recovery by Landlord under the foregoing terms of this Section of such unamortized portion of the Abated Rent.

10.	Full Service:	This Lease is a full service Lease with a 2018 Base Year, including real estate taxes, utilities, and common area maintenance.

11.	Use:	Tenant shall have the right to use and occupy the Premises for general office use.

12.	Operating Expenses:	2018 Base Year, grossed up to 95% occupancy. Landlord will cap all Controllable Expenses at 5% per annum.

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13.	Parking:	Landlord will provide nineteen (19) covered, reserved spaces at $25.00 per space, per month, plus applicable sales and transaction privilege taxes, and sixty-three (63) uncovered, reserved parking spaces at $0.00 per space, per month, plus applicable sales and transaction privilege taxes. The location of such covered, reserved spaces and such uncovered, reserved spaces are shown on the parking map attached hereto as EXHIBIT “H”. All surface uncovered parking spaces are free of charge based on a first-come, first-serve basis.

Provided that no Event of Default under any term, condition or obligation of this Lease exists at the time of the abatement provided herein, Tenant’s monthly rental fees for the covered, reserved spaces shall be abated for the first (1st) through twelfth (12th) full calendar months of the Term.

14.	Tenant Improvements:	Tenant Improvements will be performed by Tenant based upon a mutually agreeable space plan, subject to a Tenant Improvement Allowance not to exceed Fifteen and 00/100 Dollars ($15.00) per rentable square foot. Notwithstanding anything set forth herein to the contrary, the entire amount of the Tenant Improvement Allowance can be used to pay the cost of Tenant’s data cabling and wiring and personal property, such as, furniture, fixtures, signage, and equipment, and moving costs. Tenant may also elect to apply any remaining balance of the Tenant Improvement Allowance towards future Base Rent.

15.	Right to Extend:	Provided that no default by Tenant under Lease is then uncured, Tenant shall have the Right to Extend the Term of the Lease for two (2) periods of five (5) years each, as more particularly set forth in Section 1.3 below.

16.	Building Services:	Access. The Building is open to the public during the following hours:

		Monday – Friday	7:00 am – 6:00pm
		Saturday	8:00 am – Noon
		Sunday	Closed

Access is available 24 hours per day, 7 days per week for Tenant and its employees, agents, and invitees. Tenant may utilize after hours HVAC services pursuant to Section 6.1.4.

17.	Signage:	Landlord will pay for standard suite signage and standard directory signage as provided in Section 4.6. Tenant shall have such ether signage rights set forth in Section 4.6.

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18.	Tenant’s Share of Excess Expenses Percentage:	16.98%

19.	Base Year for Determining Excess Expenses:	2018

20.	Guarantors:	N/A

21.	Security Deposit:	$42,737.33

22.	Property Management/Rent Payment Address:	Pollock Realty Corporation 150 Portola Road Portola Valley, California 94028 Telephone: (650) 529-0500 Facsimile: (650) 529-2131

23.	Address of Landlord for Notices:	Pollock Realty Corporation 150 Portola Road Portola Valley, California 94028 Attention: James M. Pollock, Manager Telephone: (650) 529-0500 Facsimile: (650) 529-2131

24.	Address of Landlord’s Lender	Goldman Sachs c/o Wells Fargo Commercial Mortgage Servicing Post Office Box 60253 Charlotte, North Carolina 28206-2053

25.	With copies to:	Paul M. Weiser, Esq. Buchalter Nemer 16435 N. Scottsdale Road, Suite 440 Scottsdale, Arizona 85254 Telephone: (480)483-1800 Facsimile: (480) 483-9400

26.	Landlord’s Broker:	Cushman & Wakefield Attn: Scott Isacksen/Gordon Raguse 2555 East Camelback Road, Suite 400 Phoenix, Arizona 85016

27.	Tenant’s Broker:	Keyser Attn: Rick Osselaer 4141 North Scottsdale Road, Suite 150 Scottsdale, Arizona 85251

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Article 1

LEASE OF PREMISES, LEASE TERM

1.1         Premises. In consideration of the covenants and agreements set forth in this Lease and other good and valuable consideration, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, upon and subject to the terms, covenants and conditions set forth in this Lease. Landlord and Tenant stipulate and agree that the actual number of rentable square feet of the Premises shall be specified in a Landlord and Tenant approved final space plan.

1.2         Lease Term, Delivery and Commencement.

1.2.1       Commencement and Expiration of Term. The Term of this Lease is the period stated in the Basic Terms. The Term shall commence on the Rent Commencement Date and shall expire on the expiration date specified in Paragraph 5 of the Basic Terms, unless extended or sooner terminated pursuant to the provisions of this Lease. In the event that the Rent Commencement Date is not on the first day of a calendar month, then the partial month in which the Rent Commencement Date occurs shall be part of the Term and Tenant shall pay rent for such partial month based on a base rental rate of $25.00 per square foot per year, which charges are payable within ten (10) days after Tenant’s receipt of an invoice from Landlord.

Landlord and Tenant acknowledge that there are certain furniture, fixtures and equipment located at the Premises (the “Existing FF&E”) that were utilized in the operation of a prior tenant’s business at the Premises. On the Commencement Date, Landlord shall sell, convey, transfer and assign to Tenant the Existing FF&E in exchange for One Dollar ($1.00) and Landlord shall execute and deliver to Tenant a bill of sale related to the Existing FF&E reasonably acceptable to Tenant. Tenant hereby acknowledges that it has inspected the Existing FF&E and knows the condition thereof and that it is accepting the Existing FF&E in its present “As Is” condition with all defects and faults, Tenant further acknowledges that neither Landlord nor any agent, employee or representative of Landlord or any other person purporting to represent Landlord has made, and Tenant has not been induced by nor relied upon, any statement, warranty or representation, whether express or implied, as to the condition of the Existing FF&E. Landlord makes no representation as to the fitness of the Existing FF&E for any particular purposes. Tenant acknowledges that in making its decision to accept the Existing FF&E, it has relied on its own investigation of the Existing FF&E. In no event shall Landlord be obligated to maintain, replace, restore, and/or remove any of the Existing FF&E.

1.2.2       Tender of Possession. Landlord shall tender possession of the Premises to Tenant on the Effective Date.

1.2.3       Commencement Date Memorandum. Promptly after the Commencement Date, Landlord shall deliver to Tenant the Commencement Date Memorandum in the form attached hereto as Exhibit “D” with all blanks properly completed. Tenant shall, within ten (10) Business Days after receiving it, execute and deliver to Landlord the Commencement Date Memorandum. Tenant’s failure to execute and deliver to Landlord the Commencement Date Memorandum shall not affect any obligation of Tenant under this Lease. If Tenant does not timely execute and deliver the Commencement Date Memorandum to Landlord, Landlord and any prospective purchaser or encumbrancer may conclusively rely on the information contained in the unexecuted Commencement Date Memorandum which Landlord delivered to Tenant, provided that Landlord shall have sent Tenant a request in writing for the Commencement Date Memorandum at least one (1) time following the expiration of said period of ten (10) Business Days.

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1.2.4       [Intentionally Deleted]

1.3         Right to Extend.

1.3.1       Exercise of Right to Extend. Landlord hereby grants to Tenant the right to extend the Term of the Lease (the “Right to Extend”) for two (2) additional periods of five (5) years each (each an “Extension Period”) immediately following the expiration of the Initial Lease Term or the first Extension Period, as applicable. Tenant may exercise the foregoing Right to Extend by giving written notice of such exercise to Landlord not more than twelve (12) months nor less than six (6) months prior to the expiration of the Initial Lease Term or the first Extension Period, as applicable (the “Right to Extend Period”), time being of the essence; provided that if there exists an uncured Event of Default by Tenant (as specified in Section 14.1) under this Lease at the time of exercise of the Right to Extend, such notice shall be void and of no force or effect. If the Right to Extend is timely exercised by Tenant and no Event of Default by Tenant exists at the time of the exercise of the Right to Extend, the monthly Base Rent shall be determined as set forth in Section 1.3.3 below. If Tenant does not exercise the first Right to Extend in a timely manner, both it and the second Right to Extend shall lapse and be of no further force or effect, time being of the essence. If Tenant exercises the first Right to Extend in a timely manner, but does not timely exercise the second Right to Extend, then the second Right to Extend shall lapse and be of no further force or effect, time being of the essence. Neither Landlord nor Tenant shall be required to perform any tenant improvement work in the Premises with respect to either Extension Period.

1.3.2       Personal to Tenant. The Right to Renew the Lease to Tenant by Section 1.3.1 is granted for the personal benefit of the Tenant named hereinabove only, and shall be exercisable only by said Tenant or by an Affiliate of Tenant referred to in Section 13.3. Said option may not be assigned or transferred by Tenant to, or exercised by, any assignee or subtenant, except as provided in Section 13.3.

1.3.3       Determination of Base Rent. The monthly Base Rent for the Premises during an Extension Period shall be determined on a full service gross basis. The monthly Base Rent shall be adjusted annually pursuant to the provisions of this Section 1.3.3. The monthly Base Rent for the first twelve (12) months of the Extension Period shall be an amount equal to ninety-five (95%) of the “fair market Monthly Base Rent’, as said term is defined and determined below, and thereafter the monthly Base Rent shall increase annually by three percent (3%).

Upon the written request by Tenant to Landlord received by Landlord no earlier one (1) month prior to the first day on which Tenant can exercise its Right to Extend, Landlord shall give Tenant written notice of Landlord’s good faith opinion of the fair market Monthly Base Rent for the Premises for the Extension Period. Thereafter, upon the written request of Tenant, Landlord and Tenant shall enter into good faith negotiations for thirty (30) days in an effort to reach agreement on the fair market monthly Base Rent for the Premises on a full service basis as of the commencement date of Extension Period, and the annual adjustments to the monthly Base Rent for the Premises after the first year of the Extension Period.

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If Tenant timely exercises its Right to Extend and the parties did not reach agreement as to the fair market Monthly Base Rent in the manner set forth in the preceding paragraph, then the fair market Monthly Base Rent will be determined as follows:

Each party shall within ten (10) days after Tenant’s exercise of its Right to Extend select an Appraiser (as defined below) and the two (2) Appraisers shall promptly select a third Appraiser to review and consider each party’s position concerning the Extended Term Rental. Within ten (10) days after the selection of the third Appraiser, such Appraiser shall render its decision concerning the fair market Monthly Base Rent. Such Appraiser shall select either Landlord’s or Tenant’s position in its entirety without averaging or otherwise adjusting such value in any manner. The third Appraiser’s decision shall be binding upon the parties. Each party shall be responsible for the fees and costs of its Appraiser. The non-prevailing party shall be responsible for the fees and costs of the third Appraiser. Should either party fail to select an Appraiser within said ten (10) day period, the Appraiser selected by the other party shall determine the fair market Monthly Base Rent. The term “Appraiser” shall mean an impartial M.A.I. appraiser or commercial real estate broker licensed in the State of Arizona having at least ten (10) years of recent experience in acting as an appraiser or broker for office properties in the vicinity of the Premises. The third Appraiser shall have the added qualification that he or she shall not have represented either party or any of its affiliates in any capacity during the five (5) years prior to his/her selection as the third Appraiser. The “fair market Monthly Base Rent” for the Premises shall be what a willing new tenant would pay and a willing landlord would accept at arm’s length for premises comparable to the Premises determined with reference to comparable office space in the vicinity of the Premises of similar age, size, quality of construction, and specifications (excluding the value of any improvements to the Premises made at Tenant’s expense) for a term of similar duration to the Extension Period and taking into consideration that there will be no rent abatement, no improvement allowance, or other concessions, and considering the amount of the Operating Expenses and Taxes payable by Tenant.

1.3.4       Amendment to Lease. Prior to the commencement date of any applicable Extension Period, Landlord will prepare and forward to Tenant for execution an amendment to this Lease stating the fair market Monthly Base Rent applicable thereto, along with such other terms and conditions as may be pertinent and reasonably acceptable to Tenant.

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1.4         Right of First Offer.

(a)           Tenant shall have a one-time right of first offer to lease space immediately adjacent to the Premises (sharing one common wall) in the Building (“First Offer Space”), if such First Offer Space shall become “available for lease” and delivery to Tenant during the Term. Space shall not be deemed “available for lease” if the tenant under an expiring lease of such First Offer Space desires to renew or extend its lease (whether pursuant to a right or option or pursuant to new arrangements entered into with Landlord) or if any tenant of the Building exercises an option or right of first offer or refusal or other right to lease such space, which option has been granted (i) prior to the date of this Lease or (ii) in an Initial Lease (as defined below) as originally executed. The First Offer Space is vacant and un-leased as of the date of this Lease and shall not be deemed “available for lease” until the initial lease of such space (the “Initial Lease”) entered into after the date of this Lease expires and such space shall otherwise become “available for lease” within the meaning described above. Upon First Offer Space becoming available for lease, Landlord shall notify Tenant in writing of such availability prior to leasing the space to any other party, which notice shall mention the actual or estimated availability date of the available First Offer Space; provided, however, that Landlord shall have no obligation to deliver any such availability notice prior to the Commencement Date (and Tenant shall have no rights under this Section prior to the Commencement Date). For a period often (10) business days after receipt of such availability notice from Landlord, Tenant shall have a right to elect to lease such First Offer Space by delivery of written notice to Landlord within such 10-business day period (the “ROFO Exercise Notice”). If Tenant does not elect to lease the available First Offer Space by its timely delivery of the ROFO Exercise Notice, Landlord shall have the right to lease the First Offer Space or any portion thereof to any third party for a term and on such other conditions as Landlord may determine in Landlord’s sole discretion, and all rights of Tenant under this Section with respect to the First Offer Space or any portion thereof shall thereafter cease and forever terminate.

(b)           If Tenant timely exercises its right of first offer, Landlord and Tenant shall seek in good faith to agree on the term of the First Offer Space and the fair market rent for such First Offer Space on or before the thirtieth (30th) day following Tenant’s delivery of the ROFO Exercise Notice (the “ROFO Outside Agreement Date”). If Landlord and Tenant agree on the term of the First Offer Space and/or the fair market rent for the First Offer Space on or before the ROFO Outside Agreement Date, they shall promptly execute an amendment to this Lease confirming the term and the rent as so agreed for such First Offer Space, in accordance with subsection (c) below. If Landlord and Tenant are unable to agree on the term and fair market rent for the First Offer Space on or before the ROFO Outside Agreement Date, Landlord shall have the right to lease the First Offer Space or any portion thereof to any third party for a term and on such other conditions as Landlord may determine in Landlord’s sole discretion.

(c)           Upon Tenant’s election to lease any First Offer Space and the determination of the term and the fair market rent for such First Offer Space: (i) Landlord and Tenant shall promptly enter into an amendment of this Lease, adding such First Offer Space to the Premises on the terms and conditions set forth in this Lease as to the original Premises, except that: (1) the term with respect to the First Offer Space shall commence upon the date on which the First Offer Space is delivered to Tenant and shall be for the length of the term as determined in accordance with Section 1.4(b); (2) the Base Rent for the First Offer Space shall be the fair market rent as determined in accordance with Section 1.4(b); (3) Tenant’s Share with respect to the First Offer Space shall be determined by dividing the rentable square footage of such First Offer Space, as set forth in Landlord’s availability notice, by the rentable square footage of the Building; and, (4) all rights of Tenant under this Section with respect to any other portion of the First Offer Space shall thereafter cease and forever terminate.

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(d)           Notwithstanding the foregoing, if at the time of Tenant’s exercise of the right of first offer there is an Event of Default by Tenant under this Lease or Tenant or an Affiliate of Tenant is not in occupancy of the entire Premises then, at Landlord’s election, Tenant shall have no right to lease the First Offer Space and the exercise of the right of first offer shall be null, void and of no effect. The rights contained in this Section shall be personal to CaliberCos Inc. and any Affiliate in occupancy of the Premises, and may only be exercised by CaliberCos Inc. or such Affiliate (and not any other assignee, sublessee or other transferee).

Article 2

RENTAL AND OTHER PAYMENTS

2.1         Base Rent. An amount equal to the Base Rent for the fourth (4th) full calendar month of the Term, including the applicable rental tax, shall be, at Tenant’s option, either (i) paid to Landlord by Tenant upon the execution and delivery of this Lease by Landlord and Tenant or (ii) deducted from the Tenant Improvement Allowance, to be applied by Landlord against the first installment of Base Rent payable by Tenant when due. Thereafter, Base Rent shall be payable by Tenant to Landlord in monthly installments in advance on or before the first (1st) day of each calendar month in lawful money of the United States, without offset or deduction in the amounts specified in the Base Rent schedule, including the applicable rental tax, except as otherwise expressly provided for in this Lease. Tenant shall make all Base Rent payments to the Property Manager at the address specified in Paragraph 22 of the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing. Tenant shall make all Base Rent payments, including the applicable rental tax, without Landlord’s previous demand, invoice or notice for payment. Base Rent for any partial calendar month at the commencement or expiration or termination of the Term shall be prorated based on the number of days in said calendar month.

2.2         Additional Rent. Article 3 of this Lease requires Tenant to pay certain Additional Rent pursuant to estimates Landlord delivers to Tenant. Tenant shall make all payments of estimated Additional Rent in accordance with Sections 3.3 and 3.4 without deduction or offset, except as expressly provided for in this Lease, and without Landlord’s previous demand, invoice, or notice of payment due. Commencing as of the Rent Commencement Date and continuing during the Term, Tenant shall pay to Landlord the Additional Rent, in monthly installments, together with the monthly installments of Base Rent. Landlord’s invoice for Additional Rent described in this Lease that is not estimated pursuant to Sections 3.3 and 3.4 shall be paid by Tenant within ten (10) days after receipt. Tenant shall make all Additional Rent payments to the same location and, except as described in the previous sentence, in the same manner as Tenant’s Base Rent payments. If applicable to the beginning or end of the Term, Tenant’s Share of Excess Expenses shall be apportioned on a per diem basis and Tenant shall pay to Landlord Tenant’s Share of Excess Expenses beginning as of the Rent Commencement Date, to and including the date of expiration or earlier termination of this Lease, within ten (10) days after receipt of an invoice.

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2.3         Delinquent Rental Payments. Subject to the provisions of Section 14.1, if Tenant does not pay any installment of Base Rent or any Additional Rent within five (5) Business Days after the date the payment is due, Tenant shall pay Landlord a late payment charge equal to five percent (5%) of the amount of the delinquent payment plus applicable rental taxes; provided, however, on the first occasion in any twelve-month period, the late payment charge shall accrue only after Landlord provides written notice to Tenant of such delinquent payment and Tenant fails to pay such delinquent payment within five (5) days after receipt of such written notice. Further, if Tenant does not pay any installment of Base Rent or any Additional Rent within thirty (30) days after the date the payment is due, Tenant shall pay Landlord interest on the delinquent payment calculated at the Interest Rate from the date when the payment was due to the date the payment is made. Landlord’s right to such compensation for the delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity.

2.4         Independent Obligations. Except as otherwise expressly provided in this Lease, Tenant’s covenant and obligation to pay Rent is independent from any of Landlord’s covenants, obligations, warranties, or representations in this Lease. Tenant shall pay Rent without any right of offset or deduction, except as expressly provided for in this Lease.

Article 3

OPERATING EXPENSES AND PROPERTY TAXES

3.1         Payment of Excess Expenses. It is the intent of Landlord and Tenant that this Lease shall be a Full Service Gross Lease with Tenant liable for payment to Landlord of the Base Rent specified in Item 9 of the Basic Terms, plus the increase in Excess Expenses (as defined in Exhibit “A” hereto) above and beyond the Operating Expenses for 2018. Tenant’s Share of said increase shall be as specified in Item 19 of the Basic Terms. Tenant shall pay, as Additional Rent and in the manner described in this Article 3, Tenant’s Share of Excess Expenses due and payable during any calendar year of the Term after the 2018 Base Year. Operating Expenses for the Base Year 2018 shall be “grossed up,” or adjusted, as if the Property were ninety-five percent (95%) occupied. If the Building falls below ninety-five percent (95%) occupancy, Landlord shall gross up Operating Expenses as if the Property were ninety-five percent (95%) occupied. Landlord shall prorate Tenant’s Share of Excess Expenses due and payable during the calendar year in which the Lease terminates on a per diem basis based on the number of days of the Term in such calendar year. Notwithstanding anything to the contrary in this Lease, in no event shall the actual Operating Expenses attributable to Controllable Expenses in any year after the Base Year exceed five percent (5.00%) of the prior year’s actual Controllable Expenses calculated on a cumulative and compounding basis for the purposes of calculating Tenant’s Share of Excess Expenses. As used herein the term “Controllable Expenses” means those items included within Operating Expenses, the cost of which are within Landlord’s reasonable control including, by way of example only, janitorial and landscaping services but excluding Uncontrollable Expenses. “Uncontrollable Expenses” include taxes and assessments (including Property Taxes), insurance costs, energy and utility costs (including, without limitation, electricity, sewer and water), trash removal costs, security costs, costs subject to increase by governmental requirements, assessments, fees and charges due under any CC&R’s, costs of compliance with laws or regulations, and extraordinary repairs and other items beyond Landlord’s reasonable control. There shall be no cap on Uncontrollable Expenses.

3.2         Estimation of Tenant’s Share of Excess Expenses. Landlord shall deliver to Tenant a written estimate of the following for each calendar year of the Term after the Base Year: (a) Operating Expenses, (b) Property Taxes, (c) Excess Expenses, (d) Tenant’s Share of Excess Expenses, and (e) the annual and monthly Additional Rent attributable to Tenant’s Share of Excess Expenses.

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3.3         Payment of Estimated Tenant’s Share of Excess Expenses. Tenant shall pay the amount Landlord estimates as Tenant’s Share of Excess Expenses under Section 3.2 for each calendar year of the Term after the Base Year in equal monthly installments (plus applicable rental taxes) together with monthly installments of Base Rent. If Landlord has not delivered the estimates to Tenant by the first day of January of the applicable calendar year, Tenant shall continue paying Tenant’s Share of Excess Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant shall pay the estimated amount (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

3.4         Confirmation of Tenant’s Share of Excess Expenses. Within one hundred twenty (120) days after the end of each calendar year in the Term after the Base Year, Landlord shall determine the actual amount of Excess Expenses and Tenant’s Share of Excess Expenses for the expired calendar year and shall deliver to Tenant a written statement of such amounts. If Tenant paid less than the amount of Tenant’s Share of Excess Expenses specified in the statement, Tenant shall pay the difference to Landlord as Additional Rent in the manner described in Section 2.2. If Tenant paid more than the amount of Tenant’s Share of Excess Expenses specified in the statement, Landlord shall, at Landlord’s option, either (a) refund the excess amount to Tenant, (b) credit the excess amount against Tenant’s next due monthly installment or installments of estimated Additional Rent, or (c) if during the last year of the Term, pay the excess amount to Tenant within ten (10) days after the expiration or termination date of the Term. No delay by Landlord in delivering any statements to Tenant of Tenant’s Share of Excess Expenses for any period during the Term shall constitute a waiver by Landlord of any of Landlord’s rights or Tenant’s obligations under this Section 3.4, or release Tenant from the obligation to pay to Landlord Tenant’s Share of Excess Expenses for any period during the Term.

3.5         Tenant’s Inspection and Review Rights. If Tenant disputes Landlord’s determination of the actual amount of Excess Expenses or Tenant’s Share of Excess Expenses for any calendar year, and provided that Tenant delivers to Landlord written notice of the dispute within ninety (90) days after Landlord’s delivery of the statement of such amount under Section 3.4, then Tenant (but not any subtenant or assignee) may at its sole cost and expense, upon prior written notice and during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord or the Property Manager maintains the applicable records) cause a representative of Tenant to review Landlord’s records relating to the disputed amounts. No less often than once each calendar year under the Lease, Landlord shall provide a statement reflecting estimated payments made by Tenant and actual Operating Expenses. Tenant shall have the right for ninety (90) days after receipt of such statement to cause the statement to be reviewed by a certified public accountant selected by Tenant at Tenant’s expense to review the statement. Landlord shall cooperate with such review and provide additional documents as Tenant may request. In the event the review shows (and Landlord, in good faith, agrees) that the amount paid by Tenant exceeded the actual payments required to be made by Tenant on account of Operating Expenses in the preceding calendar year, Landlord shall promptly pay to Tenant the overage. In addition, if the amount of overpayment is in excess of one hundred five (105%) of the Tenant’s Share of Operating Expenses payable pursuant to the Lease during the preceding calendar year, Landlord shall reimburse Tenant for the reasonable cost of the review.

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3.6         Personal Property Taxes. Tenant shall pay, prior to delinquency, all taxes charged against Tenant’s trade fixtures and other personal property in the Premises. Tenant shall use all reasonable efforts to have such trade fixtures and other personal property taxed separately from the Property. If any of Tenant’s trade fixtures or other personal property is taxed with the Property, Tenant shall pay to Landlord upon demand as Additional Rent, the taxes attributable to Tenant’s trade fixtures and other personal property.

3.7         Landlord’s Right to Contest Property Taxes. Landlord may, but shall not be obligated to, contest the amount or validity, in whole or in part, of any Property Taxes levied against the Property. Landlord shall exercise its commercially reasonable judgment in deciding whether or not to contest any Property Taxes. Landlord’s contest shall be at Landlord’s sole cost and expense except that if Property Taxes are reduced (or if a proposed increase is avoided or reduced) because of Landlord’s contest, Landlord may include in its computation of Property Taxes the actual and reasonable out-of-pocket costs and expenses Landlord incurred in connection with contesting the Property Taxes, including without limitation reasonable attorney’s fees, up to the amount of any Property Tax reduction Landlord realized from the contest or any Property Tax increase avoided or reduced in connection with the contest, as the case may be. Tenant shall not contest Property Taxes.

3.8         Adjustment for Variable Operating Expenses. Notwithstanding any language in this Article 3 to the contrary, if ninety-five percent (95%) or more of the rentable area of the Building is not occupied at all times during any calendar year after the Base Year pursuant to leases under which the terms have commenced for such calendar year, Landlord shall reasonably and equitably adjust its computation of Operating Expenses for that calendar year to obligate Tenant to pay all components of Operating Expenses that vary based on occupancy in an amount equal to the amount Tenant would have paid for such components of Operating Expenses if ninety-five percent of the rentable area of the Building had been occupied at all times during such calendar year pursuant to leases under which the terms have commenced for such calendar year. Landlord shall also equitably adjust Operating Expenses to account for any Operating Expense any tenant of the Building pays directly to a service provider.

3.9         Rent Tax. Tenant shall pay to Landlord all transaction privilege or sales taxes (“Rent Tax”) due in connection with this Lease or the payment of Rent hereunder. Such Rent Tax shall be paid by Tenant to Landlord in addition to and concurrently with the payment of any Rent paid by Tenant to Landlord under this Lease.

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Article 4

USE

4.1         Permitted Use. Tenant shall use and occupy the Premises for general office use in conducting Tenant’s business and for all uses related thereto. Tenant shall not use the Property or knowingly permit the Premises to be used in violation of any Laws or in any manner that would (a) violate any certificate of occupancy affecting the Property; (b) make void or voidable any insurance coverage for the Property in force on the Commencement Date or at any time thereafter during the Term; (c) cause injury or damage to the Property or to the person or property of any other tenant or person on the Property; (d) cause substantial diminution in the value or usefulness of all or any part of the Property (reasonable wear and tear and casualty excepted); or (e) constitute a public or private nuisance or waste. Tenant shall obtain and maintain in effect, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Premises.

Subject to the terms of this Section, Tenant shall have the right to vacate or abandon all or a portion of the Premises prior to the expiration of the Term without Landlord’s prior written consent, so long as Tenant continues to pay Rent pursuant to this Lease. Notwithstanding the foregoing, if Tenant discontinues its business operations in the Premises for ninety (90) consecutive days (other than for closures which are necessitated (i) due to damage caused to the Premises by a casualty or a taking and/or (ii) by events of Force Majeure or (iii) any reconstruction, redevelopment or remodeling of the Premises for a period not to exceed sixty (60) consecutive calendar days (the “Go Dark Period”), Landlord shall have the option to terminate this Lease and recapture the Premises, upon giving the Tenant not less than thirty (30) days’ prior written notice of its decision to do so (“Go Dark Termination Notice”). If Landlord exercises its right to terminate this Lease as provided in this Section, then (a) this Lease shall terminate on the date (the “Termination Date”) that is thirty (30) days after the date of receipt by Tenant of the Go Dark Termination Notice, (b) Tenant’s obligation to pay Rent and perform any other obligations under this Lease shall continue until the Termination Date, (c) Tenant agrees it shall surrender the Premises to Landlord in the same condition that Tenant would have been required to if this Lease had terminated on the original Expiration Date of the Term, and (d) on the Termination Date, the parties hereto shall be released from any further liability and obligations under this Lease, excepting any liability or obligations accruing prior to the Termination Date.

4.2         Acceptance of Premises. Except as expressly provided in this Lease and except for the Warranty Terms, Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises, the Building, or the Property, specifically including, but not limited to, any representation or warranty of suitability or fitness of the Premises, Building or the Property for Tenant’s use referred to in Section 4.1, or for any other particular purpose. Subject to the Warranty Terms and the other provisions of this Lease, Tenant shall accept the Premises, the Building and the Property in an “AS IS - WHERE IS” condition as of the Commencement Date of the Term.

4.3         Increased Insurance. Tenant shall not do or permit to be done on the Property or the Premises anything that will (a) increase the premium for any insurance policy Landlord carries covering the Property; (b) cause a cancellation of or be in conflict with any such insurance policy maintained by Landlord; (c) result in any insurance company’s refusal to issue or continue any such insurance maintained by Landlord in amounts satisfactory to Landlord; or (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of Tenant’s business conducted on the Premises or any other use of the Property. Tenant shall, at Tenant’s sole cost and expense, comply with all rules, orders, regulations and requirements of insurers and of the American Insurance Association or any other organization performing a similar function arising out of Tenant’s use of the Premises. Tenant shall reimburse Landlord, as Additional Rent, for any additional premium charges for such policy or policies maintained by Landlord resulting directly from Tenant’s failure to comply with the provisions of this Section 4.3.

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4.4         Laws/Building Rules. This Lease is subject and subordinate to all applicable Laws. A copy of the current Building Rules is attached to this Lease as EXHIBIT “E” Landlord may amend the Building Rules from time to time, in Landlord’s reasonable discretion, by giving Tenant written notice thereof.

4.5         Common Area. Landlord grants Tenant the non-exclusive right, together with all other occupants of the Building and their agents, employees and invitees, to use the Common Area during the Term, subject to all Laws. Landlord may, at Landlord’s reasonable discretion, make changes to the Common Area. Landlord’s rights regarding the Common Area include, but are not limited to, the right (a) to restrain unauthorized persons from using the Common Area; (b) to place permanent or temporary kiosks, displays, carts or stands in the Common Area and to lease the same to tenants; (c) to temporarily close any portion of the Common Area (i) for repairs, improvements or Alterations, (ii) to discourage unauthorized use, (iii) to prevent dedication or prescriptive rights, or (iv) for any other reason Landlord deems appropriate in Landlord’s judgment; (d) to change the shape and size of the Common Area; (e) to add, eliminate or change the location of any improvements located in the Common Area and construct buildings or other structures in the Common Area; and (f) to impose and revise Building Rules concerning use of the Common Area, including any parking facilities comprising a portion of the Common Area. Landlord shall use commercially reasonable efforts to minimize any material adverse impact on Tenant’s use and enjoyment of the Premises by Landlord’s exercise of any of the foregoing rights.

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4.6         Signs. Landlord shall initially provide to Tenant at Landlord’s expense (a) one building standard tenant identification sign adjacent to the entry door of the Premises and (b) one standard listing on the lobby building directory that reads “CALIBER COMPANIES”. Tenant’s signs shall conform to Landlord’s sign criteria set forth on Exhibit “G”. Tenant shall be entitled to a building facade sign on west side of Building and on the east side of the Building in the locations circled on Exhibit “G” attached to this Lease (“Exterior Signage”) [still pending confirmation], said signage shall be subject to Landlord’s review and approval, and compliance with the City of Scottsdale signage regulations and the following terms and conditions: (i) Tenant shall be permitted to place only its trade name on the Exterior Signage. The cost of acquiring and installing the foregoing Exterior Signage panel shall be at Tenant’s sole cost and expense; (ii) notwithstanding anything to the contrary in this Lease, the right to place the Exterior Signage on the Building as herein provided shall constitute a revocable license to Tenant only, and such revocable license shall automatically terminate (a) upon the termination of this Lease pursuant to this Lease, or (b) if any portion of the Premises is not occupied and used by Tenant for its business operations for a period of sixty (60) days or more (other than as a result of Force Majeure events, casualty, or condemnation), (iii) when installing the Exterior Signage, absolutely no roof penetration shall be allowed and the method of attachment to the face of the Building shall be reasonably approved by Landlord and the Exterior Signage shall be installed in a manner that minimizes damage to the Building and in a way that minimizes interference with the Building’s existing engineering, window washing, or other maintenance functions, and must be in any event properly secured and installed so as not to be affected by high winds or other elements. The Exterior Signage shall be remain tit during evening hours, (iv) in no event shall the Exterior Signage adversely affect any of the mechanical, electrical, life-safety, structural, or other systems of the Building, (v) to the extent applicable, Tenant’s right of access to the roof of the Building for the installation and maintenance of the Exterior Signage is expressly subject to Tenant first providing written notice to Landlord, and Landlord reserves the right to require any persons accessing the roof to be accompanied by an engineer for the Building. Absent an emergency, any such access shall be limited to the normal business hours of the Building, (vi) Tenant, its agents, employees, and contractors, shall comply with all Building rules and regulations reasonably adopted from time to time by Landlord with respect to access to the roof or use of the areas of the Property outside of the Building, subject to the terms and conditions herein contained, (vii) any lighting and utility lines utilized by Tenant must first be reasonably approved by Landlord, provided that Tenant shall pay the reasonable cost thereof, and shall install a sub-meter at Tenant’s panel box in the Premises and pay the utility charges for the Exterior Signage, (viii) Tenant acknowledges that the Exterior Signage will be visible from the surrounding area and it is critical that the same be maintained in first-class condition and repair at all times. Accordingly, Tenant, at its sole cost and expense, shall maintain the Exterior Signage in good and safe, well-maintained condition and repair at all times, and shall promptly repair any damage to the roof, roof membrane, Building surface, or structural elements of the Building caused by Tenant or any employee, contractor, or agent of Tenant in the installation, replacement, repair, or maintenance by Tenant, or its employees, contractors, or agents, of the Exterior Signage. If Landlord reasonably determines that the Exterior Signage is not being properly maintained as required herein and Tenant fails to perform such maintenance sufficiently within ten (10) business days after written notice from Landlord (as same shall be extended so long as Tenant commences to cure within said ten (10) business day period and diligently prosecutes such cure to completion), then Landlord, without any further notice, shall have the right to take such actions as Landlord deems reasonably necessary to place the Exterior Signage (including, without limitation, lighting features) In first-class condition and repair, and Tenant shall pay Landlord, as Additional Rent, Landlord’s actual and reasonable out-of-pocket costs and expenses incurred pursuant to this subsection within thirty (30) days after a request from Landlord, (ix) Tenant shall immediately remove the Exterior Signage and all related improvements and mounting facilities upon termination of this Lease for any reason, or upon termination of Tenants license to place and maintain the Exterior Signage on the Building as provided in this Section, and shall promptly repair any damage to the Building or the Property resulting therefrom at Tenant’s expense. If Tenant fails to comply with its obligations hereunder after due notice and time to cure as required herein, Landlord will have the right to take such actions as Landlord deems necessary to remove the Exterior Signage and/or repair any damage to the Building or the Property resulting from the removal thereof, and Tenant shall pay Landlord, as Additional Rent, Landlord’s actual and reasonable out-of-pocket costs and expenses incurred in connection therewith within thirty (30) days after a request from Landlord, (x) Landlord shall have the right at all times to monitor any activities of Tenant, its employees, agents, or contractors, in replacing, maintaining, and repairing the Exterior Signage, and Tenant shall comply with all conditions and requirements reasonably imposed by Landlord with respect thereto. Notwithstanding any other provision in this Lease, Tenant agrees that the installation, replacement, maintenance, and repair of the Exterior Signage, and any equipment, facilities and utilities related thereto, shall be strictly at Tenant’s sole cost and risk. Tenant hereby waives and releases Landlord and its members, and the respective past or present employees, directors, and officers thereof for, from and against all claims for damage to, or loss of, any property, or injury, illness or death of or to any person, in, upon, or about the Building or the Property arising from the installation, replacement, maintenance, and repair and/or existence of the Exterior Signage. Tenant shall assume all risk of loss with respect to the Exterior Signage and shall be responsible for insuring the same. In addition, Landlord’s approval of any plans or specifications with respect to the Exterior Signage will not constitute a representation or warranty of any kind by Landlord, and the same must nevertheless comply with applicable laws and regulations and conform to sound engineering practices, and (xi) Tenant’s obligations hereunder shall survive termination of this Lease (collectively, the “Signage Conditions”). In addition to the Exterior Signage, Tenant shall have the right, at its sole cost and expense, to install vinyl signage on the interior door near break room. Except as otherwise set forth in this Section 4.6, Tenant shall not install or permit to be installed in the Premises or elsewhere in the interior of the Building, any other sign, decoration, or advertising material of any kind that is visible from the exterior of the Premises or from the exterior of the Building without Landlord’s prior written approval. Landlord may immediately remove, at Tenant’s sole cost and expense, any sign, decoration or advertising material that violates this Section 4.6. Upon the expiration or termination of this Lease, Tenant shall, at Tenant’s expense, promptly remove all signage on the exterior of the Building installed by Tenant. Tenant shall promptly repair any damage to the Building caused by such removal.

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Article 5

HAZARDOUS MATERIALS

5.1         Compliance with Hazardous Materials Laws. Tenant shall not cause any Hazardous Materials to be brought upon, kept, or used in the Premises or on the Property in a manner or for a purpose prohibited by, or that could result in liability under, any Hazardous Materials Law. Tenant, at its sole cost and expense, shall comply with all Hazardous Materials Laws relating to the presence, treatment, storage, transportation, disposal, release, or management of Hazardous Materials by Tenant, or by any employee, agent, consultant, or other person acting for or on behalf of Tenant (“Tenant Parties”) in, on, under or about the Property. Tenant shall promptly notify Landlord in writing of any and all Hazardous Materials Tenant (or any Tenant Party) brings upon, keeps, or uses in the Premises or on the Property (other than small quantities of office cleaning supplies or other office supplies that are customarily used by a tenant in the ordinary course of occupying a general office building). On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall completely remove from the Property (regardless whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials that Tenant or any Tenant Party caused to be present in, on, under or about the Property. Tenant shall not take any remedial action in response to the presence of any Hazardous Materials in, on, under, or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials present in, on, under, or about the Property as the result of any act or omission by Tenant or any Tenant Party, without first notifying Landlord of Tenant’s intention to do so and affording Landlord a reasonable opportunity to investigate, appear, intervene in, and otherwise assert and protect Landlord’s interest in the Property.

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5.2         Notice of Actions. Tenant shall notify Landlord immediately after receiving notice of any of the following actions affecting Landlord, Tenant or the Property that result from or in any way relate to use by Tenant or any Tenant Party of the Property: (a) any enforcement, clean-up, removal, or other governmental or regulatory action instituted, completed, or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (c) any report made by any person, including Tenant, to any environmental agency relating to any Hazardous Materials, including any complaints, notices, warnings or asserted violations. Tenant shall also deliver to Landlord, as promptly as possible, and in any event within five (5) Business Days, after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or the use of the Premises by Tenant or any Tenant Party. Upon Landlord’s written request, and if Tenant is determined to be the responsible party, Tenant shall promptly deliver to Landlord documentation acceptable to Landlord reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Premises or the Property by Tenant or by any Tenant Party, or other person acting for or on behalf of Tenant. If applicable, all such documentation shall list Tenant or its agent as a responsible party and shall not attribute responsibility for any such Hazardous Materials to Landlord or to the Property Manager.

5.3         Disclosure and Warning Obligations. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises or the Property are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn others regarding the presence of such Hazardous Materials.

5.4         Intentionally Deleted.

5.5         Indemnification. Tenant hereby releases all Landlord Parties from, and agrees to indemnify, defend (with local counsel reasonably acceptable to Landlord), protect and hold harmless Landlord and the Landlord Parties from and against, any and all Claims whatsoever arising from or resulting, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Premises or the Property resulting from Tenant’s use of the Premises or the Property after the Commencement Date. Tenant’s obligations under this Section 5.4 shall include, without limitation and whether foreseeable or unforeseeable, (a) the cost of any required or necessary repair, clean-up, detoxification or decontamination of the Property; (b) the cost of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Property resulting directly or indirectly from the presence, treatment, storage, use, transportation, disposal, release, or management of Hazardous Materials on the Property or the Premises by Tenant (or Tenant Parties); and (d) reasonable attorneys’ fees, consultants’ fees, experts’ fees and response costs incurred by Landlord as a result of Hazardous Materials on the Property or the Premises due to actions by Tenant or any Tenant Party. The obligations of Tenant under this Article 5 shall survive the expiration or earlier termination of this Lease.

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Landlord shall indemnify, defend, and hold Tenant harmless from all damages arising out of any damage or injury to any person or property occurring in, on or about the Premises, the Building the Common Areas or the Property arising from any acts or omissions of Landlord, its agents, employees, or invitees, including, but without limitation, any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from all damages arising out of any damage or injury to any person or property occurring in, on or about the Premises, the Building, the Common Areas, or the Property arising from any acts or omissions of Tenant, its agents, contractors, employees, or invitees, including, but without limitation, any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease. A party’s obligation under this paragraph to indemnify and hold the other party harmless shall be limited to the sum that exceeds the amount of insurance proceeds, if any, received by the party being indemnified.

Article 6

SERVICES

6.1         Landlord’s Obligations. Landlord will provide the following services, the costs of which are Operating Expenses:

6.1.1       Building Access. The Building shall be open to the public during Business Hours (as defined on EXHIBIT “A”).

6.1.2       Janitorial Service. Landlord shall provide janitorial service to the Premises as an Operating Expense as part of the janitorial service contracted for by Landlord for the rest of the Building.

6.1.3       Electrical Energy. Landlord shall supply electrical energy to the Premises for lighting and for operating office machines for general office use. Electrical energy will be sufficient for Tenant to operate its business and operate personal computers and other equipment of similar low electrical consumption, but will not be sufficient for lighting in excess of 3.5 watts per square foot installed or for electrical convenience outlets in excess of 4.0 watts per square foot installed. Tenant will not use any equipment requiring electrical energy in excess of the above standards without receiving Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, but Landlord may condition its consent on Tenant paying all costs of installing the equipment and Facilities necessary to furnish such excess energy and an amount equal to the average cost per unit of electricity for the Building applied to the excess use as reasonably determined either by an engineer selected by Landlord or by submeter installed at Tenant’s expense. Landlord shall replace all lighting bulbs, tubes, ballasts and starters within the Premises which will be included in Operating Expenses.

6.1.4       Heating, Ventilation and Air Conditioning. During Business Hours (excluding Sundays) heating, ventilation and air conditioning to the Premises sufficient to maintain, in Landlord’s reasonable judgment, comfortable temperatures in the Premises for a first class office building. During Sundays and other times, Landlord shall provide heat and air conditioning upon Tenant’s reasonable advance notice (not less than 24 hours). Tenant shall pay Landlord, as Additional Rent, for such extended service on an hourly basis at Landlord’s actual cost. Landlord shall provide air conditioning to the Premises based on standard lighting and general office use only.

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6.1.5       Water. Hot and cold water from standard building outlets for lavatory, restroom and drinking purposes.

6.1.6       Building Security. A nighttime security guard who will walk the Property three (3) times per night and drive the Property three (3) times per night.

6.2         Tenant’s Obligations. Tenant is solely responsible for paying directly to the applicable utility companies, prior to delinquency, all separately metered or separately charged utilities, if any, to the Premises or to Tenant. Such separately metered or charged amounts are not Operating Expenses. Except as provided in Section 6.1 and Section 17.1, Tenant shall also obtain and pay for all other utilities and services Tenant requires with respect to the Premises (including, but not limited to, hook-up and connection charges). Tenant shall select its own telephone/data service and shall be responsible for the costs of this service as well as any installation costs.

6.3         Other Provisions Relating to Services. No interruption in, or temporary stoppage of, any of the services described in this Article 6 shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, nor shall any interruption or stoppage of any such services relieve Tenant from any obligation described in this Lease, render Landlord liable for damages, or entitle Tenant to any Rent abatement except as otherwise provided in this Section 6.3. Except as otherwise expressly provided in this Article 6, Landlord shall not be required to provide any heat, air conditioning, electricity, or other service in excess of that permitted by voluntary or involuntary governmental guidelines or other Laws. Landlord shall have the exclusive right and discretion to select the provider of any utility or service to the Property and to determine whether the Premises or any other portion of the Property may or will be separately metered or separately supplied. Landlord reserves the right, from time to time, to make reasonable and non-discriminatory modifications to the above standards for utilities and services. In the event that an interruption in services described in this Section 6 is caused by Landlord, its employees or the Property Manager and renders the use of the Premises by Tenant impracticable and such condition continues for a period of five (5) business days or more, all Base Rent (but not Operating Expenses) shall be abated on a per diem basis for the period in excess of five (5) business days that the use of the Premises by Tenant is impracticable. In all events of interruption in, or temporary stoppage of, any of the services described in this Article 6, Landlord shall use good faith commercially reasonable efforts to restore such affected service(s) as soon as practicable.

6.4         Tenant Devices. Tenant shall not, without Landlord’s prior written consent, use any apparatus or device in or about the Premises that causes substantial noise, odor or vibration. Tenant shall not connect any apparatus or device to electrical current or water except through the electrical and water outlets Landlord installs in the Premises.

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Article 7

MAINTENANCE AND REPAIR

7.1         Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord shall repair and maintain the following in good order, condition and repair: (a) the foundations, exterior walls and roof of the Building; and (b) the electrical, mechanical, plumbing, heating and air conditioning systems, facilities and components located in the Building serving all tenants of the Building. Landlord shall also maintain and repair the Common Area and the windows, doors, plate glass and the exterior surfaces of walls that are adjacent to the Common Area. Landlord’s repair and maintenance costs incurred pursuant to this Section 7.1 shall be Operating Expenses. Except as expressly provided in this Lease, neither Base Rent nor Additional Rent shall be reduced, nor shall Landlord be liable, for loss or injury to or interference with Tenant’s property, profits or business arising from or in connection with Landlord’s performance or nonperformance of its obligations under this Section 7.1.

7.2         Tenant’s Obligations.

7.2.1       Maintenance of Premises. Except as otherwise expressly provided in this Lease, Landlord shall not be required to furnish any services or facilities, or to make any repairs or Alterations, in, about or to the Premises or the Property. Except as described in Section 7.1, Tenant, at Tenant’s sole cost and expense, shall keep and maintain the Premises in good order, condition, and repair, reasonable wear and tear and damage from insured casualties excepted. Tenant shall keep the Premises in a clean and sanitary condition and shall not commit any nuisance or waste in, on, or about the Premises or the Property. If Tenant damages or injures the Common Area or any part of the Building or the Property other than the Premises, Landlord shall repair the damage and Tenant shall reimburse Landlord in full upon demand for all actual reasonable and uninsured out-of-pocket costs and expenses incurred by Landlord in connection with the repair as Additional Rent. Tenant’s repairs shall be substantially similar in quality and workmanship to the original work and Tenant shall make the repairs in accordance with all Laws.

7.2.2       Alterations Required by Laws. If any governmental authority requires any Alteration to the Building or the Premises as a result of Tenant’s specific use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant, or if Tenant’s specific use of the Premises subjects Landlord or the Property to any obligation under any Laws, Tenant shall pay upon demand the reasonable cost of all such Alterations or the reasonable cost of compliance, as the case may be. If any such Alterations are Structural Alterations, Landlord shall make the Structural Alterations, provided that Landlord may first require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Structural Alterations (including, without limitation, reasonable overhead, permit fees, engineers’ fees and administrative costs). If the Alterations are not Structural Alterations, Tenant shall make the Alterations at Tenant’s sole cost and expense in accordance with Article 8.

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Article 8

CHANGES AND ALTERATIONS

8.1         Landlord’s Approval. Tenant shall not make any Structural Alterations to the Premises or any other Alterations without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed except in the event that the cost of any such Alterations equals or exceeds $15,000, in which event such consent may be conditioned or withheld in Landlord’s sole discretion. Together with any request for Landlord’s consent, Tenant shall deliver to Landlord plans and specifications for the Alterations and the names and addresses of all prospective contractors for the Alterations. At the time Tenant requests Landlord’s consent to Tenant’s Alterations, Tenant shall be responsible for obtaining Landlord’s decision whether or not Landlord’s consent to the Alterations is conditioned upon Tenant removing such Alterations at Tenant’s expense upon the expiration or sooner termination of this Lease. Landlord reserves the right to require Tenant to remove such Alterations at Tenant’s expense upon the expiration or termination of this Lease if Tenant does not obtain Landlord’s written determination regarding the removal of the Alterations at the time Landlord consents to the Alterations. If Landlord approves the proposed Alterations, before commencing the Alterations and before the delivery (or the acceptance of delivery) of any materials to be used in connection with the Alterations, Tenant shall deliver to Landlord copies of all contracts, proof of insurance required by Section 8.2, copies of any contractor safety programs, copies of all necessary permits and licenses and such other information relating to the Alterations as Landlord reasonably requests. Tenant shall not commence the Alterations until Landlord has delivered to Tenant Landlord’s written approval of the foregoing deliveries. Tenant shall construct all approved Alterations, or shall cause all approved Alterations to be constructed (a) promptly by a contractor Landlord has approved in writing in Landlord’s reasonable discretion, (b) in a good and workmanlike manner, (c) in compliance with all Laws, (d) in accordance with all orders, rules and regulations of the Board of Fire Underwriters having jurisdiction over the Premises and any other body exercising similar functions, and (e) in full compliance with all of Landlord’s rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property. Notwithstanding anything contained in this Section 8.1 to the contrary, Landlord’s prior written consent shall not be required for decorative Alterations, painting, carpeting, and installation of modular office units; provided, however, Landlord reserves the right to require that Tenant restore the Premises and the Property to substantially the same condition prior to the work at Tenant’s expense.

8.2         Tenant’s Responsibility for Costs and Insurance. Tenant shall pay all costs and expenses incurred in making all Alterations, including, without limitation, a reasonable charge for Landlord’s review, inspection and engineering time, and for any painting, restoring or repairing the Premises or the Building that is necessary as a result of the Alterations. Prior to commencing the Alterations, Tenant shall deliver the following to Landlord in form and amount reasonably satisfactory to Landlord: (a) demolition (if applicable) and payment and performance bonds unless other arrangements acceptable to Landlord have been approved in writing by Landlord in Landlord’s sole discretion, (b) a builder’s “all risk” insurance policy in an amount at least equal to the full replacement value of the Building (excluding the Land, foundation, grading costs and excavation costs), and (c) evidence that Tenant and each of Tenant’s contractors have in force liability insurance insuring against construction related risks in at least the form, amounts and coverages required of Tenant under Article 10. The insurance policies described in clauses (b) and (c) of this Section 8.2 shall name Landlord, Landlord’s lender (if any) and Property Manager as additional insureds.

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8.3         Construction Obligations and Ownership. Landlord may inspect the construction of the Alterations. After completing the Alterations, Tenant shall furnish Landlord with full, final and unconditional lien waivers and receipted bills covering all labor and materials expended and used in constructing the Alterations. Tenant shall remove at Tenant’s expense any Alterations Tenant constructs or causes to be constructed in violation of this Article 8 within ten (10) days after Landlord’s written request and in any event prior to the expiration or earlier termination of this Lease. All Alterations Tenant makes or installs in the Premises (including all telephone, computer and other wiring and cabling located within the walls or ceiling of and outside the Premises, but excluding Tenant’s movable trade fixtures, furniture and equipment) shall become the property of Landlord upon installation, subject to Tenant’s obligation to remove the cabling installed in or about the Premises by Tenant if such removal is required pursuant to this Section 8.3. Unless Landlord conditions Landlord’s consent to the construction of the Alterations to the removal thereof by Tenant upon the expiration or termination of the Term, Tenant shall surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord. Landlord agrees that Tenant shall not be required to remove any of the Tenant Improvements installed as of the Commencement Date, except that if required by the ordinances or regulations of the Scottsdale Fire Department, the City of Scottsdale or other Applicable Laws. Tenant shall, at Tenant’s expense, remove all above grid electronic, fiber, phone and data cabling and related equipment, including any “open air” cabling, that has been installed in the Building by or for the benefit of Tenant, or by any prior Tenant or occupant (collectively, the “Cabling”), at any time when such removal is required by the Scottsdale Fire Department, by the ordinances or regulations of the City of Scottsdale, or by the National Electric Code, or other Applicable Laws. In any event, such removal shall be completed by Tenant within five (5) business days after the expiration or earlier termination of this Lease, regardless of whether or not such removal has previously been required by the foregoing Applicable Laws; provided, however, that, except for the “open air Cabling,” Tenant shall not remove the Cabling if Tenant receives a written notice from Landlord at least fifteen (15) days prior to the expiration or earlier termination of the Lease authorizing the Cabling to remain in place, in which event the Cabling (except the “open air Cabling”) shall be surrendered by Tenant with the Building and the Property and shall become the property of Landlord upon the expiration or earlier termination of the Lease.

8.4         Liens. Tenant shall keep the Property free from any mechanics’, materialmens’, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant shall notify Landlord in writing twenty (20) days prior to commencing any Alterations that require Landlord’s prior approval in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. If any such liens are filed and Tenant does not release the same of record or provide Landlord with a bond or other surety satisfactory to Landlord within fifteen (15) days after such filing, protecting Landlord and the Properly against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, cause such liens to be released by any lawful means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien, provided Landlord has informed Tenant of its intent to release such lien and to coordinate efforts with the Tenant. In such event, Tenant shall reimburse Landlord upon demand, as Additional Rent, for all actual and reasonable amounts Landlord pays, including, without limitation, reasonable attorneys’ fees and costs, in removing any such liens.

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Article 9

RIGHTS RESERVED BY LANDLORD

9.1         Landlord’s Entry. Landlord and its authorized representatives may at all reasonable times and upon reasonable prior written notice to Tenant, no less than 24 hours, enter the Premises: (a) to inspect the Premises; (b) to show the Premises to prospective purchasers, mortgagees and tenants; (c) to post notices of non-responsibility or other protective notices available under the Laws; or (d) to exercise and perform Landlord’s rights and obligations under this Lease. Landlord may in the event of an emergency enter the Premises without prior notice to Tenant. Landlord’s entry into the Premises shall not be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. Tenant shall also permit Landlord (or its designees) to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord reasonably determines that such activities are necessary or appropriate to properly operate and maintain the Building. With respect to the foregoing sentence, Landlord shall use commercially reasonable efforts to minimize any adverse impact on Tenant’s use and enjoyment of the Premises from the exercise by Landlord of any such rights.

9.2         Control of Property. Landlord reserves all rights respecting the Property, the Building, and the Premises not specifically granted to Tenant by this Lease, including, without limitation, the right: (a) to change the name or street address of the Building; (b) to designate and approve all types of signs, window coverings, internal lighting and other aspects of the Premises and its contents that may be visible from the exterior of the Premises; (c) to grant any party the exclusive right to conduct any business or render any service in the Building, provided such exclusive right to conduct any business or render any service in the Building does not prohibit Tenant from continuing any permitted use which Tenant is then conducting on the Premises; (d) to prohibit Tenant from installing vending or dispensing machines of any kind in or about the Premises other than those Tenant installs in the Premises solely for use by Tenant’s employees; (e) to close the Building after Business Hours, except that Tenant and its employees and invitees may have access to the Premises after Business Hours in accordance with such rules and regulations as Landlord may prescribe from time to time for security purposes; (f) to install, operate and maintain security systems that monitor, by closed circuit television or otherwise, all persons entering or leaving the Building; (g) to install and maintain pipes, ducts, conduits, wires and structural elements in the Premises that serve other parts or other tenants of the Building in accordance with Section 9.1; and (h) to retain and receive master keys or pass keys to the Premises and all doors in the Premises, except for secured areas and vaults. Notwithstanding the foregoing, or the provision of security services by Landlord pursuant to Section 6.1.6, or any other security-related services by Landlord, Landlord shall not be responsible for the security of persons or property on the Property and Landlord is not and shall not be liable in any way whatsoever for any breach of security that is not solely and directly caused by the intentional misconduct of Landlord, its agents or employees.

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9.3         Right to Cure. If Tenant defaults in the performance of any obligation of Tenant under this Lease, Landlord may, but is not obligated to, perform any such obligation on Tenant’s part without waiving any rights based upon such default and without releasing Tenant from any obligations hereunder. Tenant shall pay to Landlord, within twenty (20) days after delivery by Landlord to Tenant of statements therefore, an amount equal to all expenditures reasonably made and obligations incurred by Landlord in remedying any defaults by Tenant. Any such amount not paid by Tenant within such period shall bear interest at the Interest Rate until paid. Said obligations of Tenant shall survive the termination or expiration of this Lease.

Article 10

INSURANCE

10.1       Tenant’s Insurance Obligations. Tenant shall at all times during the Term, at Tenant’s sole cost and expense, maintain the insurance described in this Section 10.1.

10.1.1     Liability Insurance. Commercial general liability insurance (providing coverage at least as broad as the current ISO form) with respect to the Premises and Tenant’s activities in the Premises and upon and about the Property, on an “occurrence” basis, having a combined single limit for both bodily injury and property damage in an amount not less than $2,000,000. Such insurance shall include specific coverage provisions or endorsements (a) for broad form contractual liability insurance insuring Tenant’s obligations under this Lease, including, but not limited to, Tenant’s contractual liability referred to in Section 10.3; (b) naming Landlord and the Property Manager as additional insureds by an “Additional Insured - Managers or Lessors of Premises” endorsement (or equivalent coverage or endorsement); (c) waiving the insurer’s subrogation rights against all Landlord Parties; (d) providing Landlord with at least thirty (30) days prior written notice of modification, cancellation or expiration of such insurance; and (e) expressly stating that Tenant’s insurance shall be provided on a primary basis and will not contribute with any insurance Landlord maintains.

10.1.2     Property Insurance. Property insurance providing coverage at least as broad as the current ISO Special Form (“all-risks”) policy in an amount not less than the full insurable replacement cost of all of Tenant’s furniture, trade fixtures, equipment, and other personal property within the Premises and including business income insurance covering at least twelve (12) months loss of income from Tenant’s business in the Premises.

10.1.3     Other Insurance. Tenant shall obtain and maintain in effect any other insurance reasonably required by a lender having or acquiring a mortgage on the Property or by any Laws from time to time in effect, provided that such insurance coverage is generally required of tenants in similar space in similar office buildings in the area in which the Premises are located.

10.1.4     Miscellaneous Insurance Provisions. Subject to the provisions of Section 10.1.3, all of Tenant’s insurance shall be written by companies rated at least “Best A-VIN” and otherwise reasonably satisfactory to Landlord. Tenant shall deliver a certificate of insurance, (a) on or before the Commencement Date, (b) not later than thirty (30) days prior to the expiration of any current policy or certificate, and (c) at such other times as Landlord may reasonably request. Tenant shall deliver an ACORD Form 27 certificate and will attach or cause to be attached to the certificate copies of the endorsements this Section 10.1 requires (including specifically, but without limitation, the Loss Payable endorsement). Tenant’s insurance shall permit releases of liability and provide for waiver of subrogation as provided in Section 10.1.5.

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10.1.5     Tenant’s Waiver and Release of Claims and Subrogation. To the extent not prohibited by the Laws, Tenant, on behalf of itself and its insurers, hereby waives, releases and discharges the Landlord Parties from all Claims arising out of damage to or destruction of the Property, the Premises, or Tenant’s trade fixtures, other personal property or business, and any loss of use or business interruption, occasioned by any fire or other casualty or occurrence whatsoever (whether similar or dissimilar), regardless whether any such Claim results from the negligence or fault of any Landlord Party or otherwise, to the extent covered by Tenant’s insurance coverage or self-insurance by Tenant in the event of any such Claim. Tenant’s trade fixtures, other personal property and all other property in Tenant’s care, custody or control, shall be located at the Property at Tenant’s sole risk. Landlord shall not be liable for any loss or damage to any such property of Tenant, or for any theft, misappropriation or loss of such property of Tenant, except for damage, theft, misrepresentations, or loss resulting solely from the gross negligence or intentional misconduct of Landlord or any other Landlord Parties. Tenant is solely responsible for obtaining and maintaining in effect all such insurance that may be necessary to protect Tenant, its employees and invitees against any injury, loss, or damage to persons or property occurring in or about the Premises or at the Property, including, without limitation, any loss of business or income from any casualty or other occurrence at the Property.

10.1.6     No Limitation. Landlord’s establishment of minimum insurance requirements is not a representation by Landlord that such limits are sufficient and such minimum requirements shall not limit Tenant’s liability under this Lease in any manner.

10.2       Landlord’s Insurance Obligations. Except for optional coverages and endorsements referred to in Section 10.2.1, Landlord shall at all times during the Term maintain the insurance described in this Section 10.2. All premiums and other costs and expenses Landlord incurs in connection with maintaining such insurance shall be Operating Expenses.

10.2.1     Property Insurance. Direct physical loss special form property insurance on the Building and the improvements thereto in an amount not less than the full insurable replacement cost of the Building and the improvements thereto (less foundation, grading and excavation costs). Landlord may, at its option, obtain such additional property insurance coverages or endorsements that Landlord deems appropriate or necessary, or that may be required by any mortgage lender, including, without limitation, insurance covering foundation, grading, excavation and debris removal costs; loss of business income and rents insurance for a period of one year; earthquake insurance; flood insurance; terrorism insurance; and other coverages that Landlord deems necessary or that may be required by a mortgage lender. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance shall not cover or be applicable to any property of Tenant within the Premises or otherwise located at the Property. The proceeds of any property insurance maintained by Landlord shall be payable solely to Landlord and Tenant shall have no right or interest therein.

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10.2.2     Liability Insurance. Commercial general liability insurance against claims for bodily injury, personal injury, and property damage occurring at the Property in such amounts as Landlord deems necessary or appropriate. Such liability insurance shall protect only Landlord and, at Landlord’s option, Landlord’s lender and some or all of the Landlord Parties, and shall not replace or supplement the public liability insurance this Lease obligates Tenant to carry.

10.2.3     Landlord’s Waiver and Release of Claims and Subrogation. To the extent not expressly prohibited by the Laws, Landlord, on its own behalf and on behalf of its insurers, waives, releases and discharges Tenant from all claims or demands whatsoever arising out of damage to or destruction of the Property, or loss of use of the Property, occasioned by fire or other casualty, regardless whether any such claim or demand results from the negligence or fault of Tenant, but only to the extent the damage, destruction or loss is covered by Landlord’s property insurance. Landlord’s policy or policies of property insurance shall permit releases of liability and shall provide for waiver of subrogation as provided in this Section 10.2.3.

10.3       Indemnification of the Parties. Subject to the provisions of Sections 6.4 and 7.1 hereof, in addition to the other waivers by Tenant described in this Lease and to the extent not expressly prohibited by Law, Landlord and the other Landlord Parties shall not be liable to Tenant, and Tenant hereby waives the liability of Landlord, provided the same are not caused by the gross negligence or willful misconduct of the Landlord, or Landlord’s agents or business invitees, any and all Claims against Landlord and the other Landlord Parties for any damage to Tenant’s trade fixtures, other personal property or business, and any loss of use or income or business interruption, resulting directly or indirectly from (a) any existing or future condition, defect, matter or thing in the Premises or on the Property, (b) any equipment or appurtenance becoming out of repair, (c) any occurrence, act or omission of Landlord, or any Landlord Party, Tenant, any Tenant Party, or any other tenant or occupant of the Building or any other person. Subject to the provisions of Sections 6.4 and 7.2 hereof, in addition to the other waivers of Landlord described in this Lease and to the extent not expressly prohibited by Law, Tenant and the other Tenant Parties shall not be liable for any occurrence, act, or omission, and Landlord hereby waives such liability, any and all Claims against Tenant and the other Tenant Parties for any damage to Landlord’s trade fixtures, other personal property or business, and any loss of use or income or business interruption, resulting directly or indirectly from (a) any existing or future condition, defect, matter or thing in the Premises or on the Property, (b) any equipment or appurtenance becoming out of repair, (c) any occurrence, act or omission of any Tenant Party, any other tenant or occupant of the Building or any other person. This Section 10.3 applies especially, but not exclusively, to damage caused by the flooding of the Building or the Premises by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, noise or the bursting or leaking of pipes or plumbing fixtures. The waivers described in this Section 10.3 apply regardless whether any such damage results from an act of God, an act or omission of other tenants or occupants of the Building or an act or omission of any Landlord Parties or any other person.

10.4       Tenant’s Failure to Insure. Notwithstanding any contrary language in this Lease and any notice and cure rights this Lease provides Tenant, if Tenant fails to provide Landlord with evidence of insurance as required under Section 10.1.4, Landlord may assume that Tenant is not maintaining the insurance Section 10.1 requires Tenant to maintain and Landlord may, but shall not be obligated to, after providing written notice to Tenant and giving Tenant one (1) business day to obtain and/or provide proof of insurance, obtain such insurance for Landlord’s benefit. In such event, Tenant shall pay to Landlord, as Additional Rent, all actual and reasonable out-of-pocket costs and expenses Landlord incurs in obtaining such insurance. Landlord’s exercise of its rights under this Section 10.4 shall not relieve Tenant from any default under this Lease.

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Article 11

DAMAGE OR DESTRUCTION

11.1       Tenantable Within 135 Days. Except as provided in Section 11.3, if fire or other casualty renders the whole or any material part of the Building or the Premises untenantable and Landlord determines (in Landlord’s reasonable judgment) that Landlord can make the Building and the Premises tenantable within one hundred thirty-five (135) days after the date of the casualty, then Landlord shall notify Tenant in writing that Landlord will repair and restore the Building and the Premises to as near its condition prior to the casualty as is reasonably possible within the period of one hundred thirty-five (135) days (subject to Tenant Delay and Force Majeure). Landlord shall deliver such notice to Tenant within thirty (30) days after the date of the casualty.

11.2       Not Tenantable Within 135 Days. If fire or other casualty renders the whole or any material part of the Building or the Premises un-tenantable and Landlord determines (in Landlord’s reasonable judgment) that Landlord cannot make the Building and the Premises tenantable within one hundred thirty-five (135) days after the date of the casualty, then Landlord shall so notify Tenant in writing within thirty (30) days after the date of the casualty and Landlord may, in such notice, terminate this Lease effective on the date that is thirty (30) days after the date of Landlord’s notice. If the Building or the Premises are untenantable and Landlord determines in its reasonable judgment that Landlord cannot make the Building and the Premises tenantable within one hundred thirty-five (135) days after the date of the casualty, and Landlord does not terminate this Lease as provided in this Section 11.2, Tenant may terminate this Lease by giving written notice of termination to Landlord within thirty (30) days after the date of Landlord’s notice, which termination shall be effective thirty (30) days after the date of Tenant’s notice.

11.3       Building Substantially Damaged. If the Building is damaged or destroyed by fire or other casualty (regardless whether the Premises is affected) and either (a) less than fifteen (15) months remain in the Term; or (b) the damage reduces the value of the improvements on the Property by more than fifty percent (50%) (as Landlord reasonably determines value before and after the casualty), then regardless whether Landlord determines (in Landlord’s reasonable judgment) that Landlord can make the Building tenantable within one hundred thirty-five (135) days after the date of the casualty, either Landlord or Tenant may, at their individual option, by giving written notice to the other party within thirty (30) days after the casualty, terminate this Lease effective on the date thirty (30) days after the date of the termination notice by Landlord or Tenant whichever is later.

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11.4       Insufficient Proceeds. Notwithstanding any contrary language in this Article 11, if Landlord does not receive sufficient insurance proceeds (excluding the amount of any policy deductible) to repair all damage to the Premises or the Building caused by fire or other casualty, or if Landlord’s lender does not allow Landlord to use sufficient insurance proceeds to repair all such damage, then Landlord may, at Landlord’s option, by giving Tenant written notice within thirty (30) days after the casualty, terminate this Lease effective on the date thirty (30) days after the date of Landlord’s notice.

11.5       Landlord’s Repair; Rent Abatement. If this Lease is not terminated under Sections 11.1 through 11.4 following a fire or other casualty, then Landlord shall repair and restore the Premises and the Building to as near their condition prior to the fire or other casualty as is reasonably possible within 180 days from the date of the casualty (subject to Tenant Delay and Force Majeure) and Base Rent and Tenant’s Share of Excess Expenses and all other Additional Rent (if applicable) for the period during which the Building or the Premises are un-tenantable shall abate pro rata (based upon the rentable area of the un-tenantable portion of the Premises as compared with the rentable area of the entire Premises). In no event shall Landlord be obligated to repair or restore any Alterations or Tenant Improvements that are not covered by Landlord’s insurance, any special equipment or improvements installed by Tenant, any personal property or other property of Tenant. Landlord shall, if necessary, equitably adjust Tenant’s Share of Excess Expenses Percentage to account for any reduction in the rentable area of the Premises or Building resulting from a casualty. Notwithstanding the foregoing or any contrary language in Section 11.6, Tenant shall continue paying Rent without any right of abatement if Tenant’s gross negligence or intentional misconduct causes or contributes to any damage to the Premises or the Property.

11.6       Rent Apportionment Upon Termination. If either Landlord or Tenant terminates this Lease pursuant to this Article 11, Landlord shall apportion Base Rent and Tenant’s Share of Excess Expenses on a per diem basis and Tenant shall pay the Base Rent and Tenant’s Share of Excess Expenses (a) to the date of the fire or other casualty if the casualty renders the Premises completely untenantable or (b) if the event does not render the Premises completely un-tenantable, to the effective date of such termination (provided that if a portion of the Premises is rendered un-tenantable, but the remaining portion is tenantable, then, except as provided in Section 11.5, Tenant’s obligation to pay Base Rent and Tenant’s Share of Excess Expenses shall be abated pro rata based upon the rentable area of the un-tenantable portion of the Premises divided by the rentable area of the entire Premises from the date of the casualty and Tenant shall pay the unabated portion of the Rent to the date of such termination on the portion terminated).

Article 12

EMINENT DOMAIN

12.1       Termination of Lease. If a Condemning Authority desires to effect a Taking of all or any material part of the Property, Landlord shall notify Tenant and Landlord and Tenant shall reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant’s Intended purposes, Landlord and Tenant shall document such determination and this Lease shall terminate as of the date the Condemning Authority takes possession of the portion of the Property taken. Tenant shall pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building or if a Taking reduces the value of the Property by fifty percent (50%) or more (as reasonably determined by Landlord), regardless whether the Premises is affected, then Landlord, at Landlord’s option, by giving Tenant written notice prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.

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12.2       Landlord’s Repair Obligations. If this Lease is not terminated with respect to the entire Premises under Section 12.1 and the Taking includes a portion of the Premises, this Lease shall automatically terminate as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord shall, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed, and Landlord shall reduce the Base Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Base Rent provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable square feet of the Premises prior to the Taking. Landlord shall also equitably adjust Tenant’s Share of Excess Expenses Percentage for the same period to account for the reduction in the number of rentable square feet of the Premises or the Building resulting from the Taking. Tenant’s obligation to pay Base Rent and Tenant’s Share of Excess Expenses shall abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.

12.3       Tenant’s Participation. Landlord shall receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Accordingly, Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments. Tenant may prove in any condemnation proceedings and may receive any separate award for damages to or condemnation of Tenant’s movable trade fixtures and equipment and for reasonable moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of the leasehold and Tenant hereby waives any such right that Tenant may otherwise have by Laws.

12.4       Exclusive Taking Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a Taking. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.

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Article 13

TRANSFERS

13.1       Restriction on Transfers. Tenant shall not make or suffer a Transfer (as defined in EXHIBIT “A”) without obtaining Landlord’s prior written consent, which consent shall not be unreasonably delayed or withheld. Notwithstanding the foregoing, provided no Event of Default by Tenant remains uncured, Landlord’s prior written consent shall not be required if the Transfer involves the sale of all or any portion of the capital stock of Tenant or ownership interests in Tenant to any person or entity that continues to operate Tenant’s business in the Premises and continues to maintain Tenant as an entity in substantially the same manner as operated and maintained prior to such Transfer, provided that if the tangible net worth of the successor-owner after such Transfer at any time is reduced below the greater of (i) the tangible net worth of Tenant at the time of execution of this Lease, or (ii) the tangible net worth of Tenant at the time of such Transfer, then such successor-owner shall deliver a guarantee or other credit enhancement of this Lease reasonably satisfactory to Landlord. If Tenant proposes to assign this Lease or to sublease all or any portion of the Premises, or to make any other Transfer, other than to one or more Affiliates pursuant to Section 13.3, Tenant shall so notify Landlord in writing specifying the proposed effective date of the proposed assignment or sublease and the other information referred to hereafter in this Section 13.1. Within twenty (20) days after the receipt of such notice and information from Tenant, Landlord may, at Landlord’s option, notify Tenant in writing that Landlord elects to terminate this Lease, effective as of the proposed assignment or sublease effective date specified in Tenant’s notice (“Landlord’s Recapture Right”); provided, however, if Landlord elects to terminate this Lease, Tenant shall have ten (10) days after receipt of such written notice of termination to rescind the proposed assignment or sublease by delivering written notice to Landlord, whereupon Landlord’s election to recapture the Premises and terminate the Lease shall be deemed null and void. If Landlord elects to terminate this Lease pursuant to the foregoing provision and Tenant does not rescind the proposed assignment or sublease, upon the effective date of termination, Landlord and Tenant shall each be released and discharged from any liability or obligation under this Lease that accrues thereafter with respect to the Premises, except for any obligations then outstanding and except for any indemnity obligations of Tenant hereunder or other obligations of Tenant which shall survive the expiration or termination of this Lease by the express terms hereof, and Tenant agrees that Landlord may enter into a direct lease with the proposed assignee or sublessee without any obligation or liability to Tenant, Tenant’s request for consent to a Transfer shall describe in detail the parties, terms, portion of the Premises, and other circumstances involved in the proposed Transfer. Landlord shall notify Tenant of Landlord’s election to consent, or withhold consent to the Transfer, within twenty (20) days after Landlord’s receipt of such a written request from Tenant for Landlord’s consent to the Transfer. Tenant shall promptly provide Landlord with any additional information Landlord reasonably requests regarding the proposed Transfer and the proposed Transferee.

In deciding whether to consent to any proposed Transfer, Landlord may take into account whether or not reasonable conditions have been satisfied including, but not limited to, the following:

(1)            In Landlord’s reasonable judgment, the proposed assignee or sublessee is engaged in such a business that the Premises, or the relevant part thereof, will be used in such a manner that complies with Article 4 hereof entitled “Use” and Tenant or the proposed assignee or sublessee shall submit to Landlord documentary evidence reasonably satisfactory to Landlord that such proposed use constitutes a permitted use of the Premises pursuant to the ordinances and regulations of the City of Scottsdale;

(2)            The proposed assignee, sublessee, or other transferee shall be a person or entity with sufficient financial net worth to indicate that it will be able to meet its obligations under this Lease or the sublease in a timely manner;

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(3)            The proposed Transfer shall be subject to approval by Landlord’s mortgage lender, but only if Landlord’s mortgage lender so requires under the express terms of the loan documents signed by Landlord; and Landlord shall use its good faith efforts to obtain such approval promptly following Tenant’s request;

(4)            The Transfer document shall prohibit further assignment, subletting, or Transfer by the assignee, sublessee, or other transferee; and

(5)            Landlord’s consent to the Transfer shall be in a separate instrument signed by Tenant, the assignee, sublessee, or other transferee, and Landlord containing the relevant provisions of this Article 13 and otherwise in form reasonably acceptable to Landlord and its counsel.

No Transfer shall release Tenant from any liability or obligation under this Lease. Tenant shall remain liable to Landlord after a Transfer as a principal and not as a surety. If Landlord consents to any Transfer, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of any net amount Tenant receives as Base Rent in excess of the Base Rent payable by Tenant pursuant to Item 7, Base Rent, of the Basic Terms. In no event shall Tenant cause or permit a Transfer to another tenant of the Building. Any attempted Transfer in violation of this Lease shall be null and void and shall constitute a breach of this Lease by Tenant.

13.2      Costs. Tenant shall pay to Landlord, as Additional Rent, all actual and reasonable out- of-pocket costs and expenses Landlord incurs in connection with any Transfer, including, without limitation, the reasonable attorneys’ fees and costs incurred by Landlord, regardless of whether or not Landlord consents to the Transfer and whether or not the Transfer is consummated.

13.3      Assignment/Sublet to Affiliates. Notwithstanding anything to the contrary herein, and subject to Section 13.4, Tenant may, without the prior consent of Landlord, assign this Lease or sublet the Premises (i) an Affiliate of Tenant, or (ii) to any entity into which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of the assets or stock of Tenant or ownership interests in Tenant. Landlord’s Recapture Right will not apply to an assignment or sublet to an Affiliate.

13.4      Non-Release of Tenant Upon Assignment/Sublet. Any subletting or assignment hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease. Tenant shall continue fully liable hereunder as a principal and not as a surety. The subtenant or subtenants or assignee shall agree in a form satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant shall deliver to Landlord promptly after execution a fully executed copy of each such sublease or assignment and an agreement of compliance by each such subtenant or assignee. Consent by Landlord to any assignment of this Lease or to any subletting of all or any portion of the Premises shall not constitute a waiver of Landlord’s rights under this Article as to any subsequent assignment or subletting.

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Article 14

DEFAULTS; REMEDIES

14.1       Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant under this Lease. Landlord and Tenant agree that the notices required by this Section 14.1 are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.

14.1.1    Failure to Pay Rent. Tenant fails to pay Base Rent, any monthly installment of Tenant’s Share of Excess Expenses or any other Additional Rent amount as and when due and such failure continues for five (5) Business Days after Landlord gives written notice thereof to Tenant.

14.1.2    Failure to Perform. Tenant breaches or fails to perform any of Tenant’s nonmonetary obligations under this Lease and such breach or failure continues for a period of thirty (30) days after Landlord gives written notice to Tenant of Tenant’s breach or failure; provided that if Tenant cannot cure such breach or failure within thirty (30) days after receipt of Landlord’s notice, Tenant’s breach or failure shall not constitute an Event of Default if Tenant commences to cure such breach or failure within such thirty (30) day period and thereafter diligently pursues the cure and effects the cure within a period that does not exceed an additional thirty (30) days after the expiration of the initial thirty (30) day period.

14.1.3    Misrepresentation. The existence of any intentional material misrepresentation or omission when made or given in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant in connection with (a) Tenant’s negotiation or execution of this Lease; (b) Landlord’s evaluation of Tenant as a prospective tenant at the Property; (c) any proposed or attempted Transfer; or (d) any consent or approval Tenant requests under this Lease.

14.1.4    Intentionally Deleted.

14.1.5    Intentionally Deleted.

14.1.6    Other Defaults. (a) Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant; (c) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Tenant and is not dismissed within thirty (30) days; (d) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; (e) substantially all of Tenant’s assets located at the Premises, or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure that is not discharged within thirty (30) days; or (f) or if this Lease is rejected (1) by a bankruptcy trustee for Tenant, (2) by Tenant as debtor in possession, or (3) by failure of Tenant as a bankrupt debtor to act timely in assuming or rejecting this Lease. If a court of competent jurisdiction determines that any act described in this Section 14.1.4 does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall be entitled to receive, as Additional Rent, the amount by which the Rent (or any other consideration) paid in connection with the Transfer exceeds the Rent otherwise payable by Tenant under this Lease.

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14.2       Remedies. Upon the occurrence of any Event of Default by Tenant, Landlord may at any time and from time to time, without further notice and without preventing Landlord from exercising any other right or remedy available at law or in equity, exercise any one or more of the following remedies;

14.2.1    Termination of Tenant’s Possession/Re-entry and Reletting Right. Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Landlord may (but is not obligated to) lawfully re-enter the Premises and remove all persons and property from the Premises or, following demand, Tenant shall immediately surrender possession of the Premises to Landlord. If Landlord retakes possession of the Property but does not terminate this Lease, this Lease shall continue in full force and effect (excluding Tenant’s right to possession of the Premises) and Tenant shall continue to be obligated for and shall pay all Rent as and when due under this Lease. Unless Landlord specifically states that Landlord has terminated this Lease, Landlord’s termination of Tenant’s right to possession of the Premises shall not be construed as an election by Landlord to terminate this Lease or to terminate Tenant’s obligations and liabilities under this Lease. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the expense and for the account of Tenant. Upon such re-entry, Landlord shall not be obligated to, but may, relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant shall be immediately liable to Landlord for all Re-entry Costs and shall reimburse Landlord for all such costs within fifteen (15) days after Landlord’s notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant shall continue to pay to Landlord Rent when due under this Lease. Landlord shall refund to Tenant the Net Rent that Landlord actually receives from the reletting up to a maximum amount equal to the Rent Tenant paid that came due after Landlord’s reletting. If the Net Rent Landlord actually receives from reletting exceeds such Rent, Landlord shall apply the excess sum to future Rent due under this Lease.

14.2.2     Termination of Lease. Terminate this Lease effective on the date Landlord specifies in Landlord’s notice to Tenant. Upon termination, Tenant shall immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant shall pay to Landlord, within twenty (20) days after Tenant receives Landlord’s statement, all damages Landlord incurs by reason of Tenant’s default, including, without limitation, (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) any amount necessary to compensate Landlord for any detriment proximately caused Landlord by Tenant’s failure to perform its obligations hereunder or which in the ordinary course would likely result from Tenant’s failure to perform its obligations hereunder, including, but not limited to, any Re-entry Costs (as the same may be reasonably estimated by Landlord, if necessary); (c) an amount equal to the positive difference, if any, between the present worth, as of the effective date of the termination, of the Base Rent for the balance of the Term remaining after the effective date of the termination (assuming no termination) and the present worth, as of the effective date of the termination, of a fair market Rent for the Premises for the same period (as Landlord reasonably determines the fair market Rent); and (d) Tenant’s Share of Excess Expenses not paid by Tenant to the extent Landlord is not otherwise reimbursed for such Excess Expenses. For purposes of this Section 14.2.2, Landlord shall compute present worth by utilizing a discount rate of eight percent (8%) per annum. Nothing in this Section 14.2.2 shall limit or prejudice Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless whether such damages are greater than the amounts set forth in this Section 14.2.2.

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14.2.3     Present Worth of Rent. Recover from Tenant, and Tenant shall pay to Landlord on demand, an amount equal to the then present worth, as of the effective date of termination, of the aggregate of the Rent and any other charges payable by Tenant under this Lease for the unexpired portion of the Term. Landlord shall employ a discount rate of eight percent (8%) per annum to compute present worth.

14.2.4    Other Remedies. Exercise any other right or remedy available to Landlord under this Lease, or otherwise at law or in equity. Landlord shall use commercially reasonable efforts to mitigate damages following an Event of Default by Tenant.

14.3        Costs. Tenant shall reimburse and compensate Landlord on demand and as Additional Rent for any actual and reasonable out-of-pocket loss Landlord incurs in connection with, resulting from or related to, any breach or default of Tenant under this Lease, regardless whether the breach or default constitutes an Event of Default, and regardless whether suit is commenced or judgment is entered with respect thereto. Except as provided in Section 14.2, Section 16.1, or Section 16.2, in no event shall Tenant be liable to Landlord or to any other person for consequential, special or punitive damages, including, without limitation, lost profits. Such loss shall include all reasonable legal fees, costs and expenses (including paralegal fees and other professional fees and expenses) that Landlord incurs investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. Tenant shall also indemnify, defend (with local counsel reasonably acceptable to Landlord), protect and hold the Landlord Parties harmless from and against all Claims Landlord or any of the other Landlord Parties incur if Landlord or any of the other Landlord Parties becomes or is made a party to any claim or action (a) instituted by Tenant or by or against any person holding any interest in the Premises by, under or through Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; or (c) otherwise arising out of or resulting from any act or omission of Tenant or such other person. In addition to the foregoing, Tenant shall reimburse Landlord for all of the actual and reasonable out-of-pocket fees, expenses and damages including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, incurred by Landlord in protecting Landlord’s interests in any bankruptcy or insolvency proceeding involving Tenant including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses shall be payable on demand or, in any event, upon assumption or rejection of this Lease in bankruptcy.

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14.4      Waiver and Release by Tenant. Tenant hereby releases Landlord from and waives all Claims Tenant may have against Landlord resulting from Landlord’s re-entry and taking possession of the Premises following an Event of Default by any lawful means and removing and storing Tenant’s property as permitted under this Lease, regardless whether this Lease is terminated and, to the fullest extent allowable under Law, Tenant hereby releases Landlord and Tenant shall indemnify, defend (with local counsel reasonably acceptable to Landlord), protect and hold Landlord and the Landlord Parties harmless from and against any and all Claims occasioned thereby. No such reentry shall be considered or construed as a forcible entry by Landlord.

14.5      Landlord’s Default. If Landlord breaches or fails to perform any of Landlord’s obligations under this Lease and such breach or failure continues for a period of thirty (30) days after Tenant gives written notice to Landlord of Landlord’s breach or failure; provided that if Landlord cannot cure such breach or failure within thirty (30) days after receipt of Tenant’s notice, Landlord’s breach or failure shall not constitute an Event of Default if Landlord commences to cure such breach or failure within such thirty (30) day period and thereafter diligently pursues the cure and effects the cure to completion.

14.6      No Waiver. No failure by Landlord to insist upon the performance by Tenant of any provision of this Lease or to exercise any right or remedy upon a breach or default by Tenant hereunder, and no acceptance by Landlord of full or partial Rent during the continuance of any such breach or default, shall constitute a waiver by Landlord of any such breach or default. No waiver by Landlord of any breach or default by Tenant shall be implied from any omission by Landlord to take any action on account of such breach or default. None of the terms of this Lease to be kept, observed or performed by Tenant, and no breach of default thereof by Tenant, shall be waived, altered or modified except by a written instrument signed by Landlord. One or more waivers by Landlord shall not be construed as a waiver of a subsequent breach or default by Tenant of the same provision. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of any such statement. If Tenant pays any amount other than the actual amount due Landlord, receipt or collection of such partial payment shall not constitute an accord and satisfaction. Landlord may retain any such partial payment, whether restrictively endorsed or otherwise, without prejudice to Landlord’s right to collect the balance properly due. If all or any portion of any payment is dishonored for any reason, payment shall not be deemed made until the entire amount due is actually received by Landlord. The foregoing provisions apply in kind to the receipt or collection of any amount by a lock box agent or other person acting on Landlord’s behalf.

Article 15

CREDITORS; ESTOPPEL CERTIFICATES

15.1      Subordination and Non-Disturbance. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, are expressly subject and subordinate to the lien of any Mortgage. Tenant shall, within ten (10) days after receipt of Landlord’s request, execute and deliver to Landlord and to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the subordination of this Lease as provided in this Section 15.1 to the lien of any Mortgage. The subordination to any future Mortgage provided for in this Section 15.1 shall be expressly conditioned upon the mortgagee’s agreement that so long as Tenant is not in default in the payment of Rent or the performance and observance of any covenant, condition, provision, term or agreement to be performed and observed by Tenant under this Lease, beyond any applicable grace or cure period that this Lease provides to Tenant, the holder of the Mortgage shall not disturb Tenant’s possession of the Premises or Tenant’s other rights under this Lease. The lien of any existing or future Mortgage shall not encumber Tenant’s moveable trade fixtures or other personal property of Tenant located in or on the Premises.

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Landlord shall use its commercially reasonable efforts to cause any holder of a Mortgage on the Property to provide Tenant with a non-disturbance agreement indicating that so long as no Event of Default by Tenant exists hereunder, Tenant’s possession of the Premises shall not be disturbed in the event such mortgagee takes control of the Property. Failure of Landlord to provide such non-disturbance agreement to Tenant shall not constitute a default by Landlord hereunder or excuse the performance by Tenant of any of Tenant’s obligations under this Lease

15.2      Attornment. If the holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Property, Tenant shall attorn to the transferee of or successor to Landlord’s interest in this Lease, the Premises or the Property (as the case may be) and recognize such transferee or successor as Landlord under this Lease. Such Attornment shall be self-executing and effective upon the acquisition of title to the Property by any purchaser at a foreclosure sale or by any transferee that acquires title by a transfer in lieu of foreclosure. Tenant waives the provisions of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or to surrender possession of the Premises upon any transfer of Landlord’s interest in the Property.

15.3      Mortgagee Protection Clause. Tenant shall give Landlord’s current mortgage lender, Goldman Sachs Commercial Mortgage Capital, L.P., 600 East Las Colinas Boulevard, Suite 450, Irving, Texas 75039, and any future holder of any Mortgage on the Premises, by registered mail, a copy of any notice of default that Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage has previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of such holder. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then Tenant shall provide written notice of such failure to such holder and such holder shall have an additional thirty (30) days after receipt of Tenant’s notice within which to cure the default. If the default cannot be cured within the additional thirty (30) day period, then the holder shall have such additional time as may be reasonably necessary to effect the cure.

15.4       Estoppel Certificates.

15.4.1    Contents. Upon receipt by Tenant of Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying to such facts regarding this Lease as Landlord may reasonably require including, but not limited to, attesting (a) that this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been any modifications, that the Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord or Tenant under this Lease known to Tenant and, if so, specifying the same; (e) that no Rent has been paid more than one month in advance, except as security; (f) that Tenant claims no defense or offset against the full and timely performance of its obligations under this Lease, or of any guaranties (or if such a claim exists, a detailed description of the same); and (g) such other factual statements that Landlord, any lender, prospective lender, investor or purchaser may reasonably request. Tenant shall deliver to Landlord the statement signed by Tenant within ten (10) Business Days after receipt by Tenant of Landlord’s request. Landlord may give any such statement by Tenant to any lender, or to any prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct.

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15.4.2    Failure to Deliver. If Tenant fails to deliver to Landlord the statement referred to in Section 15.4.1 within the time period specified in said Section 15.4.1 and Landlord has requested the certificate a second time and Tenant has not responded to that request within ten (10) days, such failure shall constitute an Event of Default by Tenant under this Lease.

Article 16

EXPIRATION OF THE LEASE TERM

16.1       Surrender of Premises. Tenant shall surrender possession of the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair, reasonable wear and tear, permitted Alterations and damage by insured casualty or condemnation excepted, and will surrender all keys to the Building and the Premises to Property Manager or to Landlord at the place then fixed for Tenant’s payment of Base Rent, or as Landlord or Property Manager otherwise direct. Tenant shall also inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises or on the Property. Prior to surrendering possession of the Premises Tenant shall remove all of its property from the Premises and repair any damage to the Premises or the Building caused by such removal. If Landlord’s consent to any Alterations to the Premises by Tenant was conditioned upon Tenant’s removal of such Alterations and restoration of the Premises to its condition prior to such Alterations, or if Tenant did not obtain Landlord’s determination at the time Landlord consented to such Alterations of whether or not such Alternations must be removed and the Premises restored to its prior condition upon the expiration or termination of the Lease, or if Tenant made any Alterations without Landlord’s prior written consent, Tenant shall upon receipt by Tenant of written request by Landlord promptly restore the Premises to its condition prior to such Alterations at Tenant’s expense. Tenant hereby releases the Landlord Parties and shall indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any Claim resulting from Tenant’s failure or delay in surrendering the Premises in accordance with this Section 16.1 including, without limitation, any Claim made by any succeeding occupant founded on such delay including, but not limited to, consequential damages incurred by Landlord based on any such Claim. All property of Tenant not removed on or before the last day of the Term shall be deemed abandoned, and can be disposed of by Landlord as, in its sole and absolute discretion, it deems appropriate without any credit or payment to Tenant. Tenant appoints Landlord as Tenant’s agent to remove, at Tenant’s sole cost and expense, all of Tenant’s property from the Premises upon the expiration or earlier termination of this Lease. Landlord shall not be liable for disposal, damage, theft, misappropriation or loss of Tenant’s property resulting from the removal or storage of any of Tenant’s property or in any manner in respect thereto.

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16.2       Holding Over. If Tenant remains in possession of the Premises after the Term expires or is otherwise terminated without executing a new lease, Tenant shall be deemed to be occupying the Premises as a tenant from month-to-month, subject to all provisions, conditions and obligations of this Lease applicable to a month-to-month tenancy, except that (a) Tenant shall pay to Landlord Base Rent equal to one hundred twenty-five percent (125%) of the greater of Base Rent payable by Tenant in the last Lease Year of the Term or Landlord’s then current base rent for the Premises according to Landlord’s rental rate schedule for prospective tenants, and (b) either Landlord or Tenant may terminate the month- to-month tenancy at any time upon thirty (30) days prior written notice to the other party.

Notwithstanding anything to the contrary contained in this Section 16.2, Tenant shall have the option (the “Holdover Option”) to holdover in the Premises for a period of ninety (90) calendar days beyond the then scheduled expiration of the Term (such period, the “Permitted Holdover Period”), subject to the following conditions: (i) Tenant shall deliver written notice (the “Holdover Notice”) to Landlord of such election no later than ninety (90) days prior to the expiration of the then Term; (ii) during the Permitted Holdover Period, Tenant shall be required to pay Landlord the same Rent payable under this Lease for the last full calendar month of the Term; (ill) Tenant shall not have the right to exercise the Holdover Option (or remain in the Premises during the Permitted Holdover Period) if at the time of delivery of the Holdover Notice or any time between the date of delivery of the Holdover Notice and the end of the Holdover Period, Tenant is in default under the Lease beyond any applicable notice and grace period; and (iv) during the Permitted Holdover Period, all of the terms and conditions of this Lease shall apply to Tenant’s occupancy of the Premises. Should the Tenant remain in the Premises beyond such ninety (90) day period Tenant shall be deemed a month-to-month tenant and the holdover rate to be paid provided herein shall apply. This holdover rental amount will be Landlord’s exclusive right and remedy against Tenant and will be deemed to cover all liabilities, obligation or charges which may be incurred by Landlord because of a holdover by Tenant. In the event Tenant holds over following the Permitted Holdover Period, Tenant shall be liable for all of Landlord’s direct and consequential damages, including costs, fees, expenses, damages and attorneys’ fees incurred by Landlord as a result of Tenant’s holding over, including but not limited to, damages and expenses incurred by Landlord for its inability to deliver possession of the Premises to a new tenant (“Holdover Indemnity Obligations”).

Article 17
ADDITIONAL PROVISIONS

17.1       Improvements to the Premises.

17.1.1           Tenant Improvements. The improvements to the Premises shall be constructed pursuant to the Work Letter Agreement attached hereto as Exhibit “F” and incorporated by reference herein pursuant to a mutually acceptable space plan using Building standard materials. The cost of the Tenant Improvements shall include, without limitation, the costs incurred in obtaining permits for the Tenant Improvements, inspection costs, and the Fee.

17.1.2           Construction. Landlord shall receive a fee (the “Fee”) equal to three percent (3%) of the Construction Costs for Landlord’s participation and monitoring of the construction of the Tenant Improvements. The Fee will be deducted by Landlord from the Tenant Improvement Allowance.

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17.1.3           Space Plan. Tenant shall deliver to Landlord a hand drawn space plan (the “space plan”) for the Tenant Improvements. Tenant shall use the space plan for the preparation of any working drawings that may be necessary for the construction of the Tenant Improvements.

17.1.4           Substantial Completion. Tenant shall use commercially reasonable efforts to achieve Substantial Completion of the Tenant Improvements as soon as is reasonably practicable, subject to Force Majeure.

17.1.5           Punch List. Within ten (10) days after Substantial Completion of the Tenant Improvements, Landlord and Tenant shall inspect the Premises and prepare a Punch List. Tenant shall cause to be completed (or repaired, as the case may be) the items listed on the Punch List with commercially reasonable diligence, subject to Force Majeure.

17.1.6           Construction Warranty. The Contractor who constructs the Tenant Improvements shall warrant the Tenant Improvements against defects in workmanship or materials for a period of one (1) year after the date of Substantial Completion.

17.2       Parking. Landlord shall provide to Tenant Tenant’s pro rata share of the vehicular parking spaces on the Property, which shall include the grant of a license to Tenant to use nineteen (19) covered reserved parking spaces and sixty-three (63) uncovered, reserved parking spaces on the Property, so long as this Lease remains in effect. The location of such covered, reserved parking spaces and such uncovered, reserved parking spaces are shown on the parking map attached hereto as EXHIBIT “H”. Tenant may use the uncovered, unreserved parking spaces on the Property without additional charge on a first come, first served basis. Parking at the Property by Tenant and Tenant’s employees and business invitees shall be subject to the other provisions of this Lease, including without limitation, the Building Rules. In no event shall Landlord be liable to Tenant or to any employee, agent, patient, or other invitee of Tenant, for any personal injury, property damage, loss, or theft that occurs on or about the Property resulting from the use of the Parking Area on the Property, and Tenant shall indemnify, defend and hold harmless the Landlord Parties against any claim therefore.

Article 18
MISCELLANEOUS PROVISIONS

18.1       Notices. All Notices shall be in writing and shall be personally delivered, or sent by United States registered or certified mail (postage prepaid), or delivered by an Independent overnight courier service, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this Section 18.1. Notices given by mail shall be deemed delivered within three (3) Business Days after the party sending the Notice deposits the Notice in the United States Mail. Notices delivered by courier shall be deemed delivered on the next Business Day after the day the party delivering the Notice timely deposits the Notice with the courier for overnight (next day) delivery. Notices personally delivered shall be deemed delivered on the date of delivery to the addressee.

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18.2       Transfer of Landlord’s Interest. If Landlord Transfers (other than for collateral security purposes) Landlord’s ownership interest in the Property, Landlord shall automatically be relieved of all of Landlord’s obligations accruing under this Lease from and after the date of the Transfer, provided that Landlord shall deliver to the transferee any funds that Landlord holds in which Tenant has an interest (such as a security deposit). Landlord’s covenants and obligations in this Lease shall be binding upon each successive Landlord only during and with respect to the period of its ownership. However, notwithstanding any such Transfer, Landlord shall continue to be entitled to the benefits of Tenant’s releases, indemnities, and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during the period of the original Landlord’s ownership of the Property.

18.3       Successors. The covenants and agreements contained in this Lease shall bind and inure to the benefit of Landlord, its successors and assigns, shall bind Tenant and its successors and assigns, and shall inure to the benefit of Tenant and its permitted successors and assigns.

18.4       Captions and Interpretation. The captions of the Articles and Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.

18.5       Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of Landlord and Tenant.

18.6       Entire Agreement; Amendment. The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All preliminary and contemporaneous negotiations including, without limitation, any lease proposal letter or other correspondence, and any drafts and related communications, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the Building Rules) shall be binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.

18.7       Severability. If any covenant, condition, provision, term or agreement of this Lease is to any extent held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease shall not be affected by such holding, and will remain valid and in effect to the fullest extent permitted by law.

18.8       Landlord’s Limited Liability. Tenant shall look solely to Landlord’s interest in the Property for recovering any judgment or collecting any obligation from Landlord or any other Landlord Parties. Tenant agrees that neither Landlord nor any of the other Landlord Parties shall be personally liable for any claim or judgment against Landlord.

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18.9      Survival. All of Tenant’s and Landlord’s obligations under this Lease (together with interest on payment obligations at the Interest Rate) arising prior to the expiration or sooner termination of this Lease shall survive the expiration or sooner termination of this Lease. Further, all of Tenant’s and Landlord’s releases and indemnity obligations under this Lease shall survive the expiration or sooner termination of this Lease, without limitation.

18.10     Attorneys’ Fees. If either Landlord or Tenant commences any litigation or other legal proceeding to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or proceeding shall be entitled to recover all of its actual and reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenses) from the non-prevailing party. In addition, Tenant shall reimburse Landlord upon demand for the actual and reasonable out-of-pocket attorneys’ fees, costs, and expenses incurred by Landlord in the preparation and service of notices of default by Tenant, whether or not a legal action is subsequently commenced by Landlord or by any other person in connection therewith.

18.11     Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtor, broker, agent or finder in connection with this Lease (except for the Brokers named in the Basic Terms) and Landlord and Tenant each releases and agrees to indemnify, defend and hold the other party harmless from and against any Claims based on the failure or alleged failure to pay any commission or other compensation due to any realtor, broker, agent or finder (other than the Brokers named in the Basic Terms) and from any cost, expense or liability for any commission or compensation claimed by any realtor, broker, agent or finder (other than the Brokers named in the Basic Terms) claiming by, through or on behalf of either of the Brokers named in the Basic Terms with respect to this Lease or the negotiation of this Lease. Landlord shall pay the leasing commission to the Broker named in the Basic Terms who has represented Landlord exclusively and such Broker shall pay the leasing commission to the Broker named in the Basic Terms who has represented Tenant exclusively. Such commissions shall be paid by Landlord and Landlord’s Broker, respectively, in accordance with the commission agreements between Landlord and Landlord’s Broker and between Landlord’s Broker and Tenant’s Broker.

18.12     Governing Law. This Lease shall be governed by, and shall be interpreted under, the internal laws of the State of Arizona without reference to its choice of law rules. Any suit arising from or relating to this Lease must be brought in Maricopa County, Arizona. Landlord and Tenant waive the right to bring suit elsewhere.

18.13     Intentionally Deleted.

18.14     Tenant’s Organization Documents; Authority. If Tenant is not a natural person or persons, Tenant shall, within ten (10) days after Landlord’s written request (such request to be made no more than once per calendar year except in connection with a sale or finance/refinance transaction), deliver to Landlord: (a) a certificate by the Secretary of State, Corporation Commission or other governmental entity having jurisdiction thereof from the state of Tenant’s domicile, confirming that Tenant is in good standing under the laws governing Tenant’s formation, and a certificate confirming Tenant’s qualification to transact business in the state of Arizona (if Tenant was formed under the laws of a state other than Arizona); and (b) a copy of Tenant’s organizational documents and any amendments thereto, certified as true and correct by an appropriate official of Tenant. Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to sign on behalf of and to bind Tenant and that this Lease is a duly authorized, binding and enforceable obligation of Tenant.

41

18.15     Provisions are Covenants and Conditions. All provisions of this Lease, whether covenants or conditions, are deemed both covenants and conditions.

18.16     Force Majeure. If a party is delayed or prevented from performing any of its obligations under this Lease (excluding, however, the payment of money) by reason of Force Majeure, such party’s performance of such obligation shall be excused for a period equal to (a) the duration of the Force Majeure event, or (b) if longer, the period of delay actually caused by the Force Majeure event. This Section shall not operate to excuse Tenant for the prompt payment of Base Rent, Additional Rent, and all other sums payable by Tenant hereunder.

18.17     Management. Property Manager is authorized by Landlord to manage the Property. Landlord has appointed Property Manager to act as Landlord’s agent for leasing, managing and operating the Property. The Property Manager then serving is authorized to receive and give notices and demands on Landlord’s behalf.

18.18     Financial Statements. Prior to the execution of this Lease, Tenant shall deliver to Landlord complete, accurate and up-to-date income statements and balance sheets of tenant (“financial statements”), which shall be (a) prepared according to generally accepted accounting principles consistently applied, and (b) certified by an independent certified public accountant or by Tenant’s chief financial officer, that such financial statements are a true, complete and correct statement of Tenant’s financial condition as of the date of such financial statements. Tenant shall also deliver to Landlord current financial statements of Tenant within ten (10) Business Days after Landlord’s request in writing therefor (such request to be made no more than once per calendar year except in connection with a sale or finance/refinance transaction). Landlord shall use commercially reasonable efforts to preserve the confidentiality of contents of the financial statements, provided, however, Landlord shall be permitted to divulge the contents of any such statement to its employees, attorneys and accountants in connection with Landlord’s day to day operation of the Property, in connection with any financing arrangements, sales or assignments of Landlord’s interest in the Premises or in connection with any administrative or judicial proceedings in which Landlord is involved where Landlord may be required to divulge such information.

18.19     Quiet Enjoyment. Landlord covenants and agrees that so long as no Event of Default by Tenant hereunder remains uncured, Tenant will quietly hold, occupy and enjoy the Premises during the Term, subject to the terms and conditions of this Lease, free from interference by Landlord or by any person claiming by, through or under Landlord.

18.20     No Recording. Tenant shall not record this Lease or a Memorandum of this Lease without Landlord’s prior written consent, which consent Landlord may grant or withhold in Landlord’s sole and absolute discretion.

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18.21     Nondisclosure of Lease Terms. The terms and conditions of this Lease constitute proprietary information of Landlord. Tenant shall preserve the confidentiality of the terms and conditions of this Lease. Tenant’s disclosure of the terms and conditions of this Lease could adversely affect Landlord’s ability to negotiate other leases and could impair Landlord’s relationships with other tenants. Accordingly, Tenant and Tenant’s employees and agents shall not, directly or indirectly, disclose any of the terms or conditions of this Lease to any other tenant or prospective tenant of the Building, or to any other person or entity, other than Tenant’s employees and agents who have a legitimate need to know such information, without Landlord’s prior written consent (which consent Landlord may grant or withhold in Landlord’s sole and absolute discretion). The limitation concerning the nondisclosure of the terms of this Lease shall not apply in the event of any litigation between Landlord and Tenant, or in the event Landlord defaults under the terms of this Lease and Landlord fails to cure such default within thirty (30) days after Tenant gives written notice to Landlord specifying the nature of the alleged default by Landlord,

18.22     Construction of Lease and Terms. The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented by, or has been given the opportunity to be represented by, counsel of its own choice. Neither the Landlord nor Tenant has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease shall be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared this Lease or any of the provisions hereof. Landlord’s submission of this Lease to Tenant for examination or signature by Tenant does not constitute a reservation of or an option to lease the Premises and shall not be effective as a lease or otherwise until both Landlord and Tenant have signed and delivered this Lease. The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease shall be construed solely as an offer by Tenant to lease the Premises, when signed by Tenant and delivered to Landlord for acceptance on the terms set forth in this Lease, which acceptance and the existence of a binding agreement between Tenant and Landlord shall exist only upon Landlord’s signature hereon and the delivery by Landlord of a fully executed counterpart of this Lease to Tenant.

18.23     Right to Purchase Building. Tenant shall be granted a right of first offer to negotiate for the purchase of the Building. Landlord agrees to provide Tenant with written notice (“Landlord’s Notice”) of the availability of the Building for sale and offer the Building in its entirety to Tenant on such terms and conditions as Landlord would offer to third parties, as determined by Landlord in its sole and absolute discretion, prior to marketing said space to third parties. Tenant shall have fourteen (14) days from the date of Landlord’s Notice to respond in writing to the same (“Tenant’s Acceptance Notice”). If Landlord has not received a written response by the end of said 14-day period or if Tenant declines to accept Landlord’s offer or makes a counteroffer which Landlord shall reject, in writing, as unacceptable in Landlord’s sole and absolute discretion, Landlord shall thereafter be free to market the Building and sell the Building on any terms determined by Landlord in its sole and absolute discretion. In no event shall Landlord be required to pay Tenant and/or Tenant’s broker or agent a commission with respect to the sale of the Building to Tenant. If Landlord and Tenant agree on terms for the sale of the Building, Landlord and Tenant shall use good faith efforts to consummate a purchase and sale agreement setting for the terms of the sale of the Building within fifteen (15) days following Landlord’s receipt of Tenant’s Acceptance Notice. If Landlord and Tenant agree on terms for the sale of the Building, but are subsequently unable, in good faith, to consummate such purchase agreement with respect thereto acceptable to both Landlord and Tenant, Landlord shall thereafter be free to market the Building and sell the Building on such terms and conditions as Landlord shall determine, in its sole and absolute discretion, without any further obligation to offer said Building again to Tenant, and thereafter this right shall be null and void and the Landlord will be released from any further obligation to offer the Building to the Tenant. Notwithstanding the foregoing, if at the time of Tenant’s exercise of the right of first offer there is an Event of Default by Tenant under this Lease or Tenant or an Affiliate of Tenant is not in occupancy of the entire Premises then, at Landlord’s election, Tenant shall have no right to purchase the Building and the exercise of the right of first offer shall be null, void and of no effect. The rights contained in this Section 18.24 shall be personal to CaliberCos Inc. and any Affiliate of Tenant in occupancy of the Premises, and may only be exercised by CaliberCos Inc. or such Affiliate of Tenant.

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Article 19
SECURITY

19.1       Security Deposit. Tenant shall deposit with Landlord upon execution hereof the Security Deposit set forth in Paragraph 21 of the Basic Terms as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to pay Rent, Additional Rent or any other charges payable by Tenant hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may at its option use, apply or retain all or any portion of the Security Deposit (i) to remedy Tenant’s defaults in the payment of Rent, Additional Rent or any other sums payable by Tenant pursuant to the terms hereof, (ii) to repair any damage to the Premises, (Hi) to clean and otherwise maintain the Premises, or (iv) to compensate Landlord for any other loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount hereinabove stated and Tenant’s failure to do so shall be a breach of and a default under this Lease. Landlord shall not be required to keep the Security Deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) on or before sixty (60) days after the later of the expiration of the Term hereof or the date Tenant vacates the Premises.

19.2       Lien and Security Interest. Tenant hereby grants to Landlord a lien and security interest upon all property of Tenant now or hereafter placed in or about the Premises to secure payment of all Rent and other sums payable to Landlord hereunder and the payment of any damages or losses suffered by Landlord by reason of Tenant’s breach of this Lease. Landlord, as secured party, shall be entitled to all rights and remedies afforded a secured party under the Arizona Uniform Commercial Code, as the same may be amended from time to time, such rights and remedies to be in addition to and cumulative of any landlord’s lien granted by law or elsewhere in this Lease. Tenant hereby authorizes Landlord to execute and file such notices, forms and financing statements as may be appropriate to perfect and/or to give notice to third parties of the lien and security interest herein granted to Landlord, including but not limited to initial financing statements, amendments thereto, continuation statements and forms commonly referred to as UCC-1s. Tenant shall execute any appropriate UCC forms upon request by Landlord.

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LANDLORD:

POLLOCK GATEWAY II LLC,
a California limited company

Dated and executed by Landlord

July 13, 2018	By:	/s/ James M. Pollock
Name: James M. Pollock
Title: Manager

Dated and executed by Landlord

July 13, 2018	By:	/s/ Jeffrey O. Pollock
Name: Jeffrey O. Pollock
Title: Manager

TENANT:

CALIBERCOS INC.,
a Delaware

Dated and executed by Tenant

July 11, 2018	By:	/s/ Jennifer Schrader
	Name:	Jennifer Schrader
	Title:	President & COO

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EXHIBIT “A”

DEFINITIONS

“Additional Rent” means any charge, fee or expense (other than Base Rent) payable by Tenant under this Lease, however denoted.

“Affiliate” means any person or corporation that, directly or indirectly, controls, is controlled by, or is under common control with, Tenant. For purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting securities or membership interests of the entity.

“Alteration” means any change, alteration, addition or improvement to the Premises or the Property.

“Bankruptcy Code” means the United States Bankruptcy Code as the same now exists and as the same may be amended, including any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.

“Base Rent” means the Base Rent payable by Tenant under this Lease in the amounts specified in the Basic Terms, and as provided in Section 1.3 during any Extension Period.

“Basic Terms” means the terms of this Lease identified as the “Basic Terms” before Article 1 of the Lease.

“Building” means that certain office building commonly known as 8901 E. Mountain View Road, Scottsdale, Arizona 85258.

“Building Rules” means those certain rules attached to this Lease as EXHIBIT “E”, as Landlord may amend the same from time to time.

“Business Days” means any day other than Saturday, Sunday or a legal holiday in the State of Arizona.

“Business Hours” means Monday through Friday from 7:00 a.m. to 6:00 p.m., Saturday from 8:00 A.M. to Noon, excluding holidays. The Building shall be closed on Sunday.

“Certificate of Occupancy” means a certificate of occupancy or similar document or permit (whether conditional, unconditional, temporary or permanent) which must be obtained from the appropriate governmental authority as a condition to the lawful occupancy by a tenant of space in the Building.

“City” means Scottsdale, Arizona.

A-1

“Claims” means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation under the Lease.

“Commencement Date” means the date of commencement of the Term specified in Article 4 of the Basic Terms.

“Commencement Date Memorandum” means the memorandum attached to the Lease as EXHIBIT “D”.

“Common Area” means the parking area, driveways, sidewalks, walkways, landscaping, lobby areas, elevators and other areas of the Property Landlord may designate from time to time as common area available to all tenants.

“Condemning Authority” means any governmental body or entity with a statutory or other power of eminent domain.

“Construction Documents” means the final construction drawings and specifications prepared for construction of the Tenant Improvements.

“Contractor” means the general contractor chosen by Tenant to construct the Tenant Improvements.

“County” means Maricopa County.

“Effective Date” means the date which is the later of the date Landlord and Tenant execute this Lease, as indicated on the signature page.

“Event of Default” means the occurrence of any of the events specified in Section 14.1 of the Lease, or the occurrence of any other event which this Lease expressly labels as an “Event of Default.”

“Excess Expenses” means the total amount of Operating Expenses and Property Taxes due and payable with respect to the Property during any calendar year of the Term after the Base Year specified in the Basic Terms in excess of the total Operating Expenses and Property Taxes payable with respect to the Property during the Base Year.

“Floor Plan” means the floor plan attached to the Lease as EXHIBIT “C”.

“Force Majeure” means acts of God; strikes; lockouts; labor troubles; inability to procure materials; newly enacted governmental laws or regulations; casualty orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any governmental licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); and other similar causes beyond Landlord’s or Tenant’s, as applicable, reasonable control.

A-2

“Hazardous Materials” means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “Hazardous Materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “solid waste,” or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies.

“Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations now existing or existing after the Effective Date that control, classify, regulate, list or define Hazardous Materials.

“Improvements” means the Tenant Improvements.

“Term” means the initial term of this Lease specified in the Basic Terms, in addition to any Extension Period, if applicable.

“Interest Rate” means interest at the rate of ten percent (10%) per annum.

“Land” means that certain parcel of Land legally described on the attached EXHIBIT “B”.

“Landlord” means only the owner or owners of the Property at the time in question.

“Landlord Parties” means Landlord and Property Manager and their respective officers, directors, partners, shareholders, managers, members and employees.

“Laws” or “Applicable Laws” means any law, regulation, rule, order, statute or ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Property or the use or occupancy of the Property, including, without limitation, Hazardous Materials Laws, Building Rules and Permitted Encumbrances.

“Lease” means this Office Lease Agreement, as the same may be amended or modified after the Effective Date.

“Lease Year” means each consecutive 12 month period during the Term, commencing on the Rent Commencement Date, except that if the Rent Commencement Date is not the first day of a calendar month, then the first Lease Year is a period beginning on the Rent Commencement Date and ending on the last day of the calendar month in which the Rent Commencement Date occurs plus the following 12 consecutive calendar months.

“Mortgage” means any mortgage, deed of trust, security interest or other security document of like nature that at any time may encumber all or any part of the Property and any replacements, renewals, amendments, modifications, extensions or refinancings thereof, and each advance (including future advances) made under any such instrument.

A-3

“Net Rent” means all rental Landlord actually receives from any reletting of all or any part of the Premises, less any indebtedness of Tenant to Landlord other than Rent (which indebtedness is paid first to Landlord) and less the Re-entry Costs as defined below (which costs are paid second to Landlord).

“Notices” means all notices, demands or requests that may be or are required to be given, demanded or requested by either party to the other as provided in the Lease.

“Operating Expenses” means all expenses Landlord incurs in connection with maintaining, repairing and operating the Property, as determined by Landlord’s accountant in accordance with generally accepted accounting principles consistently followed, including, but not limited to, the following: insurance premiums and deductible amounts under any insurance policy; costs of repairing, servicing, and maintaining the mechanical systems of the Building (HVAC, electrical, plumbing, and life safety systems); the parking area and parking lot lighting on the Property; landscaping, and exterior walkways; steam, electricity, water, sewer, gas and other utility charges; fuel; lighting; window washing; janitorial services; trash and rubbish removal; property association fees and dues and all payments under any Permitted Encumbrance (except Mortgages) affecting the Property; wages payable to persons at the level of manager and below whose duties are connected with maintaining and operating the Property (but only for the portion of such persons’ time allocable to the Property), together with all payroll taxes; amounts paid to contractors or subcontractors for work or services performed in connection with maintaining and operating the Property; all costs of uniforms, supplies and materials used in connection with maintaining, repairing and operating the Property; any expense imposed upon Landlord, its contractors or subcontractors pursuant to law or pursuant to any collective bargaining agreement covering such employees; all services, supplies, repairs, replacements or other expenses for maintaining and operating the Property, including costs of complying with Laws; reasonable management fees and the costs (including rental) of maintaining a building or management office in the Building; and such other expenses as may ordinarily be incurred in connection with maintaining and operating an office complex similar to the Property. Landlord shall include within its operating expenses the replacement of all lighting bulbs, tubes, ballasts and starters within the Premises. The term “Operating Expenses” also includes expenses Landlord incurs in connection with public sidewalks adjacent to the Property, any pedestrian walkway system (either above or below ground) and any other public facility to which Landlord or the Property is from time to time subject in connection with operating the Property. The term “Operating Expenses” does not include the cost of any capital improvement to the Property other than replacements required for normal maintenance and repair; the cost of repairs, restoration or other work occasioned by fire, windstorm or other insured casualty other than the amount of any deductible under any insurance policy (regardless whether the deductible is payable by Landlord in connection with a capita] expenditure); expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants; legal expenses incident to Landlord’s enforcement of any lease; interest or principal payments on any mortgage or other indebtedness of Landlord; allowance or expense for depreciation or amortization; Landlord’s executive salaries and overhead costs; expenses relating to services provided exclusively to other tenants; charitable or political contributions; costs for which (and to the extent of which) Landlord is actually reimbursed; amounts paid to affiliates of Landlord at rates in excess of fair market value. In addition, if the useful life of any repair or replacement whose cost is an Operating Expense is beyond the term remaining on the Lease, Tenant’s share of said cost will be prorated based upon the percentage that the remaining term of the Lease bears to the useful life of the repair or replacement.

A-4

“Permitted Encumbrances” means all Mortgages, liens, easements, declarations, encumbrances, covenants, conditions, reservations, restrictions and other matters now or after the Effective Date affecting title to the Property.

“Premises” means that certain space situated in the Building shown and designated on the Floor Plan and described in the Basic Terms.

“Property” means, collectively, the Land, Building, and all other improvements on the Land.

“Property Manager” means the property manager named in the Basic Terms or any other agent Landlord may appoint from time to time to manage the Property.

“Property Taxes” means any general real property tax, improvement tax, assessment, special assessment, reassessment, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, including but not limited to, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Property under any of the Permitted Encumbrances. The term “Property Taxes” includes all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property. The term “Property Taxes” does not include Landlord’s state or federal income, franchise, estate or inheritance taxes. If Landlord is entitled to pay, and elects to pay, any of the above listed assessments or charges in installments over a period of two or more calendar years, then only such installments of the assessments or charges (including interest thereon) as are actually paid in a calendar year will be included within the term “Property Taxes” for such calendar year.

“Punch List” means a list of the Tenant Improvements items which were either not properly completed or are in need of repair, which list will be prepared and agreed upon by Landlord and Tenant as provided in Section 17.1.5.

“Re-entry Costs” means all reasonable costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises, including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises after an Event of Default; (b) recovering possession of the Premises, removing property from the Premises and storing such property (including court costs and reasonable attorneys’ fees); (c) reletting, renovating or altering the Premises; and (d) real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises. “Re-entry Costs” also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises after an Event of Default.

A-5

“Rent” means, collectively, Base Rent, Additional Rent and any other charges due from Tenant under the Lease.

“Rent Commencement Date” means the date that monthly installments of Base Rent begin to be due and payable as specified in the Basic Terms.

“Rent Tax” means any tax or excise on rents, all other sums and charges required to be paid by Tenant under this Lease, and gross receipts tax, transaction privilege tax or other tax, however described, which is levied or assessed by the United States of America, the State of Arizona, County of Maricopa, City of Scottsdale, or any other governmental body or political subdivision thereof, against Landlord in respect to the Base Rent, Additional Rent or other charges payable under this Lease or as a result of Landlord’s receipt of such rents or other charges accruing under this Lease, but does not include Landlord’s state or federal income, franchise, estate or inheritance taxes on such rents or other sums and charges.

“Reserved Spaces” means vehicular parking spaces located in the parking facilities provided for the Building which are designated for the exclusive use of a specific tenant, as the same may be relocated or redesignated from time to time by Landlord.

“State” means the State of Arizona.

“Structural Alterations” means any Alterations involving the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building.

“Substantial Completion” means the date when a Certificate of Occupancy for the Premises has been issued and the only work remaining to be completed in connection with the Tenant Improvements, or other work of construction in the Premises, is work that can be completed without materially interfering with Tenant’s business.

“Taking” means the exercise by a Condemning Authority of its power of eminent domain on ail or any part of the Property, either by accepting a deed in lieu of condemnation or by any other manner.

“Tenant” means the tenant identified in this Lease.

“Tenant Delay” means any delay caused or contributed to by Tenant, including, without limitation, with respect to the Tenant Improvements, the selection by Tenant of any long lead time items as fixtures, furnishings, or finishes for the Premises, including, but not limited to, selection by Tenant of flooring material or carpet that is not obtainable within two (2) weeks after the same is ordered. A Tenant Delay excuses Landlord’s performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission which constitutes the Tenant Delay, or (b) if longer, the period of delay actually caused by such Tenant Delay.

“Tenant Improvements” means the improvements to the Premises which are designed and installed pursuant to in Section 17.1.1.

A-6

“Tenant’s Share of Excess Expenses” means the product obtained by multiplying the amount of Excess Expenses for the period in question by the Tenant’s Share of Excess Expenses Percentage.

“Tenant’s Share of Excess Expenses Percentage” means the percentage specified in the Basic Terms, as such percentage may be adjusted in accordance with the terms and conditions of this Lease.

“Term” means the Term of this Lease.

“Transfer” means an assignment, mortgage, pledge, transfer, sublease or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any right, title or interest in or created by this Lease or the Premises. The term “Transfer” also- includes any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant that results or could result in a change of control of Tenant.

“Unreserved Spaces” mean vehicular parking spaces located in the parking facilities provided for the Building which are not designated for the exclusive use of a specific tenant or for use by visitors to the Property, as the same may be relocated or redesignated from time to time by Landlord.

“Warranty Terms” means the construction warranty provision of Section 17.1.6 of the Lease.

A-7

EXHIBIT “B”

LEGAL DESCRIPTION OF THE LAND

That part of Section 30, Township 3 North, Range 5 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, commonly known as 8901 E. Mountain View Road, Scottsdale, Arizona, and more particularly described as follows:

Commencing at the Southwest corner of said Section 30;

Thence South 89 degrees 46 minutes 51 seconds East along the South line of the Southwest quarter of said Section 30 for a distance of 1.32 feet to a point on the centerline of Pima Road as recorded in Docket 13359, Page 178, records of Maricopa County, Arizona, said point beginning a curve to the right the center of which bears South 87 degrees 39 minutes 54 seconds East for a distance of 2000.00 feet;

Thence Northerly along the arc of said curve and along said centerline through a central angle of 20 degrees 48 minutes 58 seconds and a distance of 726.62 feet;

Thence North 23 degrees 09 minutes 04 seconds East along said centerline for a distance of 928.03 feet;

Thence South 66 degrees 50 minutes 56 seconds East for a distance of 95.00 feet to a point on the East right of way line of Pima Road, said point beginning a curve to the left the center of which bears North 66 degrees 50 minutes 56 seconds West for a distance of 2095.00 feet;

Thence Northerly along the arc of said curve and said East right of way through a central angle of 01 degrees 53 minutes 14 seconds and a distance of 69.01 feet;

Thence continuing Northerly along the arc of said curve and along said East right of way through a central angle of 21 degrees 33 minutes 11 seconds and a distance of 788.08 feet;

Thence North 86 degrees 21 minutes 01 seconds East 100.16 feet to the Easterly line of a drainage and flood control easement as recorded in Docket 14593, Page 1398, records of said County, last point also being the TRUE POINT OF BEGINNING;

Thence continuing North 86 degrees 21 minutes 01 seconds East for a distance of 200.86 feet;

Thence North 03 degrees 38 minutes 32 seconds West 231.92 feet to a point on the South right of way line of Mountain View Road as set forth on Plat of Dedication recorded in Book 219 of Maps, Page 10 and Affidavit recorded in Docket 15046, Page 325, records of Maricopa County, Arizona, being the beginning of a curve to the right the center of which bears South 03 degrees 07 minutes 03 seconds East for a distance of 1945.00 feet;

Thence Easterly along the arc of said curve and along said Southerly right of way line of Mountain View Road through a central angle of 06 degrees 21 minutes 41 seconds and a distance of 215.95 feet;

B-1

Thence South 11 degrees 44 minutes 09 seconds West for a distance of 223.53 feet;

Thence South 78 degrees 17 minutes 26 seconds East for a distance of 286.00 feet;

Thence South 11 degrees 44 minutes 09 seconds West for a distance of 479.64 feet;

Thence North 82 degrees 18 minutes 40 seconds West for a distance of 82.59 feet to the beginning of a curve to the left having a radius of 750 feet;

Thence Southwesterly along the arc of said curve through a central angle of 44 degrees 37 minutes 46 seconds for a distance of 584.20 feet to a point on said Easterly line of a drainage and flood control easement last said point being the beginning of a non-tangent curve to the left the center of which bears North 72 degrees 35 minutes 48 seconds West for a distance of 2095.00 feet;

Thence Northerly along said Easterly line of a drainage and flood control easement through a central angle of 18 degrees 16 minutes 54 seconds and a distance of 668.15 feet to the TRUE POINT OF BEGINNING.

EXCEPT all minerals as reserved unto the United States of America in the Patent to said land, recorded in Book 432 of Deeds, Page 554.

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EXHIBIT “C”

SPACE PLAN

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EXHIBIT “D”

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM is made and entered into by and between POLLOCK GATEWAY II LLC, a California limited liability company (“Landlord”), and CALIBERCOS INC., a Delaware corporation (“Tenant”).

RECITALS:

1.    Landlord and Tenant are parties to that certain Office Lease Agreement dated as of July 11, 2018 (“Lease”), relating to certain premises on the first (1st) floor of the Building commonly known as Suite 150 and consisting of approximately 18,316 rentable square feet (“Premises”) located in the building commonly known as “Scottsdale Gateway II,” located at 8901 E. Mountain View Road, Scottsdale, Arizona 85258 (“Building”).

2.    Landlord and Tenant desire to confirm the Commencement Date and Rent Commencement Date (as such terms are defined in the Lease) and the date the Term of the Lease expires.

ACKNOWLEDGMENTS:

Pursuant to Section 1.2.3 of the Lease and in consideration of the facts set forth in the above Recitals, Landlord and Tenant acknowledge and agree as follows:

1.    All capitalized terms not otherwise defined in this Commencement Date Memorandum have the meanings ascribed to them in the Lease.

2.    The Commencement Date of the Lease is July 11, 2018.

3.    The Rent Commencement Date of the Lease is July 23, 2018.

4.    The Premises has 18,316 rentable square feet.

5.    The Term of the Lease expires on ___________, unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease, or unless Tenant exercises its Right to Extend the term of the Lease as provided in Section 1.3 of the Lease.

Landlord and Tenant have caused this Memorandum to be executed by their duly authorized representatives as of the dates shown opposite their names below. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

[Signatures appear on the following page]

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LANDLORD:

POLLOCK GATEWAY II LLC,
a California limited company

Dated and executed by Landlord

July 13, 2018	By:	/s/ James M. Pollock
Name: Jeffrey O. Pollock
Title: Manager

Dated and executed by Landlord

July 13, 2018	By:	/s/ Jeffrey O. Pollock
Name: Jeffrey O. Pollock
Title: Manager

TENANT:

CALIBERCOS INC.,
a Delaware

Dated and executed by Tenant

July 11, 2018	By:	/s/ Jennifer Schrader
	Name:	Jennifer Schrader
	Title:	President & COO

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EXHIBIT “E”

BUILDING RULES

1.	Any sign, lettering, picture, notice or advertisement installed on or in any part of the Premises and visible from the exterior of the Building, or visible from the exterior of the Premises, shall be installed at Tenant’s sole cost and expense, and in such manner, character and style as Landlord may approve in writing, In the event of a violation of the foregoing by Tenant, Landlord may remove any such item without any liability and may charge the expense incurred in such removal to Tenant.

2.	No awning or other projection shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens visible from the exterior of the Building or visible from the exterior of the Premises shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner, approved by Landlord.

3.	Tenant and its employees, agents, customers, invitees and guests shall not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, elevators or stairways in and about the Building which are used in common with other tenants and their employees, agents, customers, invitees, and guests, and which are not a part of the Premises of Tenant. Tenant shall not place objects against glass partitions or doors or windows which would be unsightly from the Building corridors or from the exterior of the Building. Tenant shall promptly remove any such objects upon notice from Landlord.

4.	Tenant shall not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devises that emit excessive sound or other waves or disturbances. Tenant shall not create obnoxious odors (including cigarette, cigar and pipe smoke), any of which may be offensive to the other tenants and occupants of the Building, or that may interfere with the operation of any device, equipment, radio, television broadcasting or reception from or within the Building or elsewhere, Tenant shall not place or install any projections, antennas, aerials or similar devices inside or outside of the Premises or on the exterior of the Building or on the roof of the Building.

5.	Tenant shall reasonably cooperate with Landlord to insure the most effective operation of the heating and air conditioning systems of the Building. Tenant shall refrain from attempting to adjust any temperature controls other than unlocked room thermostats, if any, installed for Tenant’s use. Tenant shall keep corridor doors closed.

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6.	Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, and shall keep doors locked and other means of entry to the Premises closed and secured after normal business hours.

7.	No person or contractor not employed by Landlord shall be used to perform janitorial work, window washing, cleaning, maintenance, repair or similar work in the Premises or elsewhere in the Building without the prior written consent of Landlord.

8.	In no event shall Tenant bring into the Building inflammables, such as gasoline, kerosene, naphtha and benzine, or explosives or any other article of intrinsically dangerous nature. If, by reason of the failure of Tenant to comply with the provisions of this subparagraph, any insurance premium for all or any part of the Building shall at any time be increased, Tenant shall make immediate payment of the whole of the increased insurance premium, without waiver of any of Landlord’s other rights at law or in equity for Tenant’s breach of this Lease.

9.	Tenant shall comply with all applicable federal, state and municipal laws, ordinances and regulations and building rules and shall not directly or indirectly make any use of the Premises which may be prohibited by any of the foregoing or which may be dangerous to persons or property or may increase the cost of insurance or require additional insurance coverage.

10.	Landlord shall have the right to prohibit any advertising by Tenant which in Landlord’s reasonable opinion may adversely affect the reputation of the Building or its desirability as an office complex for office use. Tenant shall refrain from or discontinue such advertising upon receipt of written notice from Landlord.

11.	The Premises shall not be used for cooking (except that Tenant may prepare coffee, tea and operate a microwave oven for the use of its employees and visitors), lodging, sleeping or for any illegal purpose.

12.	Tenant and Tenant’s employees, agents, visitors and licensees shall observe faithfully and comply strictly with the Building Rules and such other and further appropriate rules and regulations as Landlord or Landlord’s agent may from time to time adopt. Reasonable notice of any additional rules and regulations shall be given in such manner as Landlord may reasonably elect.

13.	Unless expressly permitted by Landlord, no additional locks or similar devices shall be attached to any door or window and no keys other than those provided by Landlord shall be made for any door. If more than two keys for one lock are desired by Tenant, Landlord may provide the same upon payment by Tenant of the cost thereof. Upon termination of this Lease or termination of Tenant’s right to possession of the Premises, Tenant shall immediately surrender to the Property Manager all keys to the Building and the Premises and shall explain to Landlord all combination locks on safes, cabinets and vaults in the Premises.

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14.	Any carpeting cemented down by Tenant shall be installed with a releasable adhesive. In the event of a violation of this Rule by Tenant, Landlord may charge the expense incurred in such removal to Tenant.

15.	Toilets, wash basins, drinking fountains and other plumbing fixtures shall not be used for any purpose other than those for which they were intended, and no sweepings, rubbish, rags, coffee grounds or other substances shall be disposed of therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose employees, agents, visitors or licensees, have caused the same. No person shall waste water by interfering or tampering with the faucets or otherwise.

16.	No electrical circuit shall be installed or used in the Premises for any purpose without Landlord’s prior written consent, which consent may specify reasonable conditions required by Landlord.

17.	No bicycle or other vehicle, and no dog or other animal, shall be allowed in offices, halls, corridors or elsewhere in the Building.

18.	Tenant shall not throw any article out of the doors or windows or down any passageways or elevator shaft.

19.	All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse shall be made only through entryways and freight elevators provided for such purposes and indicated by Landlord. Tenant shall be responsible for any damage to the Building or the property of its employees or others and injuries sustained by any person resulting from the use or moving of such articles in or out of the Premises or the Building. Tenant shall reimburse Landlord upon demand for the cost of any repairs and improvements required by Landlord or by governmental authorities in connection with the use of such articles.

20.	All safes, equipment or other heavy articles shall be carried in or out of the Premises only at such time and in such manner as shall be prescribed in writing by Landlord or by Landlord’s property manager. The location in the Premises of any safe, equipment, or other heavy article shall be specified on the Working Drawings for the Tenant Improvements approved In writing by Landlord and Tenant. Tenant shall reimburse Landlord for the cost of repairing any damage to the Premises or to the Building, or to the premises of other tenants or occupants of the Building caused by any safe, equipment or other heavy article brought to the Premises by Tenant, and Tenant shall be responsible for any damage to the property of Landlord or Landlord’s employees or others, and injuries sustained by any person whomsoever resulting from the use of any such articles by Tenant or from the or moving of any such articles in or out of the Premises, and Tenant shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

21.	Canvassing, soliciting and peddling in the Building is prohibited and all tenants of the Building shall cooperate in preventing any such activity.

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22.	Vending machines shall not be installed without permission of Landlord; provided, however, Landlord consents to the installation of vending machines in the pantry or kitchen area of the Premises for the dispensing of soda and other similar beverages to Tenant’s employees and guests.

23.	Wherever in these Building Rules the word “Tenant” occurs, it is understood and agreed that it shall mean Tenant and Tenant’s employees, contractors, agents, servants and visitors. Wherever the word “Landlord” occurs, it is understood and agreed that it shall mean Landlord and Landlord’s employees, assigns, agents, servants and visitors.

24.	Subject to the terms of the Lease, Landlord shall have the right to enter the Premises during normal business hours for the purpose of inspecting the same.

25.	Subject to the terms of the Lease, Landlord shall have the right to enter the Premises at hours convenient to Tenant for the purpose of exhibiting the same to prospective tenants within the sixty (60) day period prior to the expiration of this Lease, and Landlord may place signs advertising the Premises for rent on the windows and doors of said Premises at any time within said sixty (60) day period.

26.	Tenant and its employees, customers, invitees and guests shall, when using the common parking facilities, if any, in and around the Building, observe and obey all signs regarding fire lanes and no parking zones, and when parking, shall always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no parking zone. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles. No vehicles shall be parked overnight.

27.	Access to and entry of the Building shall be under the supervision and control of Landlord’s Property Manager, (a) Persons may enter the Building only in accordance with Landlord’s regulations, (b) persons entering or departing from the Building may be questioned as to their business in the Building. Landlord reserves the right to require the use of an identification card or other access device and the registering of such persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Building and its occupants, and (c) all entries into and departures from the Building shall take place through one or more entrances as Landlord shall from time to time designate; provided, however, anything herein to the contrary notwithstanding, Landlord shall not be liable for any lack of security in or about the Building or the parking area on the Property. Landlord normally will not enforce clauses (a), (b) and (c) above from 7:00 a.m. to 6:00 p.m., Monday through Friday, and from 8:00 a.m. to 1:00 p.m. on Saturdays, but Landlord reserves the right to do so or not to do so at any time at its sole discretion. In case of invasion, mob, riot, public disturbance or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of such condition by closing the doors or otherwise, for the safety of the tenants or the protection of the Building and the property therein. Landlord shall in no event be liable for damages for any error or other action taken with regard to the admission to or exclusion from the Building of any person under any such circumstances.

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28.	All entrance doors to the Premises shall be locked when the Premises are not occupied. All corridor doors shall also be closed when the air conditioning equipment in the Building is operating in order not to dissipate the effectiveness of the system or overload the system.

29.	Smoking shall be permitted only in the smoking areas located outside of the Building, as designated and re-designated from time to time by Landlord. Tenant and its employees, agents, customers, invitees and guests shall not smoke anywhere inside of the Building, including, without limitation, Tenant’s Premises, or on the sidewalks, entrances, passages, corridors, halls, elevators, and stairways of the Building, or anywhere near the entrances to the Building (other than the exterior smoking areas designated by Landlord).

30.	Only vehicles designated by Tenant to Landlord may be parked in the Reserved Spaces and Unreserved Spaces on the parking area; provided, however, the Tenant may change its automobile designations upon written notice to Landlord.

31.	Tenant shall observe and obey all signs regarding fire lanes and no parking zones in the parking area, and when parking Tenant shall only park within the lines designating the parking spaces. Landlord reserves the right to tow away or otherwise impound any improperly parked vehicle, at the expense of the owner or operator of the vehicle.

32.	In the event a key or other access device is supplied to Tenant for accessing the parking area serving the Building, Tenant shall surrender such key or access device to Landlord upon termination of this Lease.

33.	Landlord reserves the right at any time and from time to time to rescind, alter or waive, in whole or in part, any of these Building Rules when Landlord deems it necessary, desirable or proper, in Landlord’s judgment to do so in the interests of the tenants of the Building and in the interest of Landlord as the owner of the Building.

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EXHIBIT “F”

WORK LETTER AGREEMENT

This Work Letter Agreement (“Agreement”) is made and entered into as of July 11, 2018, by and between POLLOCK GATEWAY II, LLC, a California limited liability company, as Landlord (“Landlord”), and CALIBERCOS INC., a Delaware corporation, as Tenant (“Tenant”), pertaining to certain premises consisting of approximately 18,316 rentable square feet of space (“Premises”), commonly known as Suite 150 of that certain office building commonly known as 8901 E. Mountain View Road, Scottsdale, Arizona 85258 (the “Building”).

This Agreement is entered into in connection with. the Office Lease Agreement of the Premises (“Lease”) between Landlord and Tenant dated as of July 11, 2018.

Landlord and Tenant agree as follows:

1.           DEFINITIONS. Capitalized terms defined in the Lease and used in this Agreement shall have the meanings ascribed to them in the Lease, except as otherwise specified herein.

2.           GENERAL PROVISIONS.

2.1           Landlord shall deliver possession of the Premises, in their “as is” condition as of the Effective Date of the Lease.

Landlord shall provide Tenant with a Tenant Improvement Allowance (the “Tenant Improvement Allowance”) of Fifteen and 00/100 Dollars ($15.00) per rentable square foot (a total of $274,740.00) for work in preparing the Premises for Tenant’s use (“Tenant Improvements”). To be performed as a part of the Tenant Improvements, Tenant shall have the right to request that an exterior glass door be installed providing access from the Premises to the grass area in the rear of the Building subject to approval and compliance with the City of Scottsdale regulations. The Tenant Improvement Allowance shall be available for the hard and soft construction costs of leasehold improvements to the Premises (the “Construction Costs”). Notwithstanding anything set forth herein to the contrary, the entire amount of the Tenant Improvement Allowance can be used to pay the cost of Tenant’s data cabling and wiring and personal property, such as, furniture, fixtures, signage, and equipment, and moving costs. Tenant may also elect to apply any portion of the Tenant Improvement Allowance towards Base Rent, including the Base Rent owed upon execution of the Lease. Notwithstanding anything herein to the contrary, Landlord makes no representation or warranty that the Tenant Improvement Allowance is sufficient to pay the full amount of the Construction Costs.

2.2           If the Construction Costs of the Tenant improvements exceeds the Tenant Improvement Allowance, Tenant shall be solely liable for the excess amount (the “Excess”), except as otherwise provided herein. Tenant shall pay the Excess for tender to the contactors) and subcontractors) as and when due.

2.3           All design, construction and installation of Tenant Improvements shall conform to the requirements of applicable building, plumbing, electrical and fire codes and the requirements of any authority having jurisdiction over or with respect to such work, as such codes and requirements may from time to time be amended or supplemented.

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2.4           Landlord shall act as the Construction Manager for the Tenant Improvements. Tenant shall enter into a construction contract with all contractors) or subcontractors) who have been approved in writing by Landlord to complete the Tenant Improvements, such approval not to be unreasonably withheld or delayed. Each contractor and subcontractors) performing work at the Premises shall be licensed, insured, and bonded in the State of Arizona to perform the Tenant Improvements. Landlord shall be named as an additional insured on all applicable insurance policies maintained by each of the contractors and subcontractors. Upon receipt of all necessary permits and pursuant to the conditions set forth in Section 3, Tenant shall cause the contractors) and all subcontractors) to commence and diligently proceed with the installation and construction of the Tenant Improvements. Tenant shall use commercially reasonable efforts to cause the Tenant Improvements to be completed on or about December 1, 2018, subject to Force Majeure delays as defined in the Lease. Upon Substantial Completion of the Tenant Improvements, each contractor and subcontractor shall deliver to Landlord and Tenant a construction warranty as provided herein,

2.5           Landlord acknowledges that Tenant has entered into this Lease in reliance on the diligent and good faith cooperation of Landlord in the timely completion of Tenant Improvements, so as to ensure that the Premises are ready for Tenant’s use when anticipated by Tenant. Landlord and Tenant hereby covenant and agree that they will cooperate with each other, diligently and in good faith, to complete the Tenant Improvements in a timely manner.

2.6           Tenant understands dimensions to be shown in the plans and specifications for the Building, and in any leasing brochure, are approximate and may change due to field conditions.

2.7           Under no circumstances will Tenant or Tenant’s authorized representatives alter or modify, or in any manner disturb, any Building system, except as shown on and in strict compliance with the Construction Documents. Only with Landlord’s prior written consent (which may be withheld in Landlord’s discretion) and under direct supervision of Landlord shall Tenant or Tenant’s authorized representative alter, add to or modify, or in any manner disturb any branch system or installation of the Building which is located within the Premises (for the purposes of this Section “branch” shall be defined as that portion of any Building system or component of a Building system which serves to connect or extend Building systems into the Premises).

3.           PREPARATION OF CONSTRUCTION DOCUMENTS.

3.1           Landlord shall cooperate with Tenant in developing plans and specifications for Tenant Improvements, which plans and specifications shall be prepared by an architect chosen by Tenant but subject to Landlord’s reasonable approval. Tenant and Landlord agree to make and communicate design decisions in a timely fashion. The plans and specifications for Tenant Improvements shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably delayed or withheld. The cost of the design shall be paid out of the Tenant Improvement Allowance.

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3.2           Within 21 days following the Effective Date, Landlord and Tenant shall approve Construction Documents. Tenant shall supervise the necessary revisions of the Construction Documents and obtain Landlord’s written approval of the Construction Documents, such approval not to be unreasonably withheld or delayed. Once the Construction Documents are approved in writing by the parties, the contractor selected by Tenant shall proceed with the installation and construction of the Tenant Improvements in accordance with this Agreement.

3.3           The Construction Documents shall set forth in detail the requirements for construction of the Tenant Improvements and shall include drawings and specifications that establish in detail the quality of materials and systems required for the Premises. The Construction Documents shall include an estimate of the schedule for the construction of the Tenant Improvements from the Effective Date of the Lease through the completion of Punch List items. The Construction Documents shall comply with local building codes, regulations and laws and include, without limitation, architectural, structural (if required), mechanical (heating, ventilating and air conditioning), fire protection, plumbing and electrical drawings and specifications. Neither review nor approval by Landlord of the Construction Documents shall constitute a representation or warranty by Landlord that such Construction Documents either (i) are complete or suitable for their intended purpose or (ii) comply with applicable laws, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, or compliance. Tenant shall not, without Landlord’s prior written approval, make any changes to the Construction Documents approved by Landlord. If Tenant desires to change the Construction Documents, Tenant shall, at its expense, provide to Landlord plans and specifications for such change(s). The Construction Documents shall be provided to the parties in the following formats: two sets of drawings and one CD-ROM disk containing the drawings in the CAD format.

4.           COMPLETION OF PREMISES.

4.1           Tenant Improvements shall be constructed by contractor chosen by Tenant. The Parties shall cooperate with each other and the contractors) and subcontractors) to promote the efficient and expeditious completion of such work.

4.2           During the construction work process, if there are substantial changes in the Tenant Improvements requested by or on behalf of Tenant from the work as reflected in the Construction Documents, each such change must receive the prior written approval of Landlord and, if the cost thereof increases the cost of construction to more than the Tenant Improvement Allowance, Tenant shall agree in writing to pay such Excess amount as and when due.

4.3           Within ten (10) days after Substantial Completion of the Tenant Improvements, Landlord and Tenant shall inspect the Premises and prepare a Punch List. Tenant shall cause to be completed (or repaired, as the case may be) the items listed on the Punch List with commercially reasonable diligence, except as otherwise provided herein.

4.4           All work on the Tenant Improvements shall be performed by contractors licensed in the State of Arizona. All such work shall be performed in a good, workmanlike, and professional manner and consistent with all applicable laws and regulations.

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5.           MISCELLANEOUS

5.1           The descriptive headings used and inserted in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms or provisions contained herein.

5.2           Each contractor and subcontractor who performs work at the Premises relating to the Tenant Improvements shall warrant the Tenant Improvements against defects in workmanship or materials for a period of one (1) year after the date of Substantial Completion. Tenant shall use commercially reasonable efforts to cause the contractor or subcontractor to repair or replace, as necessary, any defects in workmanship or materials if Landlord notifies Tenant in writing of the defective item prior to the expiration of the one year warranty period. Neither party shall have the obligation to repair or replace any item after the warranty period expires. THE WARRANTY TERMS PROVIDE THE SOLE AND EXCLUSIVE RIGHT AND REMEDY OF THE PARTIES FOR DEFECTIVE WORKMANSHIP OR MATERIALS IN THE PREMISES IN LIEU OF ANY CONTRACT, WARRANTY OR OTHER RIGHTS, WHETHER EXPRESS OR IMPLIED, THAT MIGHT OTHERWISE BE AVAILABLE UNDER APPLICABLE LAW.

6.           ALLOWANCE

6.1           Landlord shall reimburse Tenant for Tenant’s Construction Costs incurred in connection with the construction of the Tenant Improvements up to, but not exceeding, the amount of the Tenant Improvement Allowance, less the amount of the Fee, in accordance with the terms of this Section. In no event shall Landlord be obligated to expend more than the Improvement Allowance.

6.2           Landlord shall reimburse Tenant for Tenant’s Construction Costs incurred in designing and constructing the Tenant Improvements, in an amount up to but not exceeding the Tenant Improvement Allowance less the amount of the Fee ; provided, however, that such costs may be paid by Landlord directly to the Architect, the Contractor or any other party if so directed by Tenant. Unless waived by Landlord in writing, no final reimbursement of Tenant’s Construction Costs will be made until the following documents have been received by Landlord:

i.            a copy of the final Certificate of Occupancy for the Premises, or such other certificate of occupancy as will permit Tenant to occupy and use the Premises;

ii.         an AIA-approved completion certificate executed by Contractor, and an AIA-approved application for payment executed by the Architect, both in form and substance reasonably satisfactory to Landlord, or substitutes for such documents that are reasonably acceptable to Landlord;

iii.         an affidavit or certificate executed by the Architect, the Contractor and Tenant that the Tenant Improvements are complete and constructed in accordance with the Construction Documents;

iv.         unconditional or conditional (as applicable, see below) contractor’s affidavit from Contractor, in a form reasonably satisfactory to Landlord, satisfying the requirements of the laws of the state in which the Building is located in order to extinguish all lien rights in connection with the design and construction of the Tenant Improvements;

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v.           unconditional or conditional (as applicable, see below) lien waivers from the Architect and all subcontractors, materialmen, and engineers providing goods or services in connection with the design and construction of the Tenant Improvements;

vi.         written warranties and maintenance specifications for all components of the Tenant Improvements; and

vii.         such other documents as may be reasonably requested by Landlord in order to demonstrate that the Tenant Improvements are complete; they have been constructed in accordance with the Construction Documents and all applicable laws; and any liens or potential liens that could be filed against the Building or any interest therein have been extinguished.

Landlord shall reimburse Tenant the Tenant Improvement Allowance in installments (each disbursement of the Tenant Improvement Allowance shall be hereinafter referred to as an “Allowance Installment”). Tenant may draw against the Tenant Improvement Allowance as improvements are needed. Tenant shall only be entitled to payment by Landlord of an Allowance Installment if and when each and every one of the foregoing conditions (clauses (i) through (vii) being collectively referred to herein as the “Allowance Conditions”) are fully satisfied with respect to those Tenant Improvements that Tenant is seeking reimbursement, subject to the following: with respect to clauses (iv) and (v), above, (a) Tenant must provide a conditional contractor’s affidavit and conditional lien waivers in connection with Tenant’s Construction Costs that are covered by the applicable disbursement request; and (b) Tenant must provide an unconditional contractor’s affidavit and unconditional lien waivers in connection with Tenant’s Construction Costs covered by the prior disbursement request (for the previously disbursed Allowance Installment). If and when each and every one of the Allowance Conditions has been fully satisfied, Landlord will disburse to Tenant the requested Allowance Installment within thirty (30) days thereafter.

After the Tenant Improvement Allowance has been expended by Landlord, the principal amount of the Tenant Improvement Allowance, shall be amortized evenly over the Term, and so long as no uncured Event of Default exists under the Lease that results in Landlord exercising its remedies under Section 14.2 of the Lease, then upon Landlord’s receipt of the final payment of Rent due during the initial Lease Term of this Lease, Tenant shall have no liability to Landlord for the repayment of any portion of the Tenant Improvement Allowance. If an Event of Default occurs under the Lease that results in Landlord exercising its remedies under Section 14.2 of the Lease, then in addition to all of Landlord’s other remedies available under this Lease, Tenant shall also be immediately liable to Landlord for the unamortized portion of the Tenant Improvement Allowance existing as of the date that Landlord first exercises its remedies under Section 14.2 of the Lease.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the undersigned Landlord and Tenant have executed this Work Letter Agreement as of the date set forth above.

LANDLORD:

POLLOCK GATEWAY II LLC,
a California limited company

Dated and executed by Landlord

July 13, 2018	By:	/s/ James M. Pollock
		Name:	James M. Pollock
		Title:	Manager
Dated and executed by Landlord

July 13, 2018	By:	/s/ Jeffrey O. Pollock
		Name:	Jeffrey O. Pollock
		Title:	Manager

TENANT:

CALIBERCOS INC.,
a Delaware

Dated and executed by Tenant

July 11, 2018	By:	/s/ Jennifer Schrader
	Name:	Jennifer Schrader
	Title:	President & COO

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EXHIBIT “G”

PLACEMENT OF EXTERIOR SIGNAGE

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EXHIBIT “H”

PARKING MAP

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